Exhibit 2.1

Certain identified information has been excluded from this exhibit because it is both

(i) not material and (ii) private or confidential. [***] indicates that information has been redacted.

AMENDED AND RESTATED

BUSINESS COMBINATION AGREEMENT

by and among

CLIMATEROCK
as Purchaser,

CLIMATEROCK HOLDINGS LIMITED,
as Pubco,

CLIMATEROCK MERGER SUB LIMITED,
as Merger Sub,

E.E.W. ECO ENERGY WORLD LIMITED,
as the Company

Dated as of August 3, 2023

CONFIDENTIAL

TABLE OF CONTENTS

ARTICLE I THE MERGER		3
1.1	The Merger	3
1.2	Effective Time	3
1.3	Effect of the Merger	3
1.4	Organizational Documents of Surviving Purchaser Subsidiary	3
1.5	Directors and Officers of the Surviving Purchaser Subsidiary	4
1.6	Effect of Merger on Issued and Outstanding Securities of Purchaser and Merger Sub	4
1.7	Effect of Merger on Issued and Outstanding Securities of Pubco	5
1.8	Surrender of Purchaser Securities	5

ARTICLE II THE PUBCO OFFER AND SHARE EXCHANGE		6
2.1	The Pubco Offer	6
2.2	The Company Share Transfer	7
2.3	Pubco Offer for Company Options	7
2.4	Other Company Convertible Securities	7
2.5	Surrender of Company Securities and Disbursement of Closing Exchange Consideration	7
2.6	Termination of Certain Agreements	8
2.7	Earnout	9

ARTICLE III CLOSING		10
3.1	Closing	10
3.2	Closing Deliverables	10
3.3	Withholding Rights	10
3.4	Tax Consequences	11
3.5	Taking of Necessary Action; Further Action	11

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		11
4.1	Organization and Standing	11
4.2	Authorization; Binding Agreement	11
4.3	Governmental Approvals	12
4.4	Non-Contravention	12
4.5	Capitalization.	12
4.6	SEC Filings and Purchaser Financials	13
4.7	Reporting Company; Listing	14
4.8	Absence of Certain Changes	14
4.9	Compliance with Laws	15
4.10	Actions; Orders; Permits	15
4.11	Taxes and Returns	15
4.12	Employees and Employee Benefit Plans	16
4.13	Properties	16
4.14	Material Contracts.	16
4.15	Transactions with Affiliates	17
4.16	Business Activities	17
4.17	Investment Company Act	17
4.18	Finders and Brokers	17
4.19	Certain Business Practices	17
4.20	Insurance	18
4.21	Trust Account	18
4.22	Information Supplied	18
4.23	Independent Investigation	18

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4.24	No Other Representations or Warranties	19
4.25	Lock-Up Agreements	19

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PUBCO AND MERGER SUB		19
5.1	Organization and Standing	19
5.2	Authorization; Binding Agreement	19
5.3	Governmental Approvals	20
5.4	Non-Contravention	20
5.5	Ownership	20
5.6	Ownership of Exchange Shares	20
5.7	Activities of Pubco and Merger Sub	21
5.8	Foreign Private Issuer	21
5.9	Finders and Brokers	21
5.10	Investment Company Act	21
5.11	Information Supplied	21
5.12	Exclusivity of Representations and Warranties	21

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY		22
6.1	Organization and Standing	22
6.2	Authorization; Binding Agreement	22
6.3	Capitalization	23
6.4	Subsidiaries	23
6.5	Governmental Approvals	24
6.6	Non-Contravention	24
6.7	Financial Statements	24
6.8	Absence of Certain Changes	25
6.9	Compliance with Laws	25
6.10	Company Permits	25
6.11	Litigation	26
6.12	Material Contracts	26
6.13	Intellectual Property	27
6.14	Taxes and Returns	28
6.15	Real Property	29
6.16	Personal Property	29
6.17	Title to Assets	29
6.18	Employee Matters	30
6.19	Benefit Plans	30
6.20	Environmental Matters	31
6.21	Transactions with Related Persons	31
6.22	Insurance	32
6.23	Certain Business Practices	32
6.24	Renewable Energy Matters	32
6.25	Investment Company Act	33
6.26	Finders and Brokers	33
6.27	Independent Investigation	33
6.28	Information Supplied	33
6.29	No Other Representations	33

ARTICLE VII COVENANTS		34
7.1	Access and Information	34
7.2	Conduct of Business of the Company	35

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7.3	Conduct of Business of Purchaser, Pubco, and Merger Sub.	37
7.4	Annual and Interim Financial Statements	39
7.5	Purchaser Public Filings	39
7.6	No Solicitation.	39
7.7	No Trading	40
7.8	Notification of Certain Matters	41
7.9	Efforts	41
7.10	Further Assurances	42
7.11	The Registration Statement	43
7.12	Public Announcements	45
7.13	Confidential Information	46
7.14	Post-Closing Board of Directors and Executive Officers	47
7.15	Indemnification of Directors and Officers; Tail Insurance	47
7.16	Use of Trust Account Proceeds	48
7.17	Nasdaq Capital Market Listing	48
7.18	PIPE Financing	48
7.19	Company Re-registration	49
7.20	Pubco Name Change	49

ARTICLE VIII CLOSING CONDITIONS		49
8.1	Conditions to Each Party’s Obligations	49
8.2	Conditions to Obligations of the Company	50
8.3	Conditions to Obligations of Purchaser	51
8.4	Frustration of Conditions	52

ARTICLE IX TERMINATION AND EXPENSES		52
9.1	Termination	52
9.2	Effect of Termination	53
9.3	Fees and Transaction Expenses	53

ARTICLE X WAIVER		54
10.1	Waiver of Claims Against Trust	54

ARTICLE XI MISCELLANEOUS		55
11.1	Survival	55
11.2	Notices	55
11.3	Binding Effect; Assignment	56
11.4	Third Parties	56
11.5	Governing Law; Jurisdiction	56
11.6	WAIVER OF JURY TRIAL	56
11.7	Specific Performance	57
11.8	Severability	57
11.9	Amendment	57
11.10	Waiver	57
11.11	Entire Agreement	57
11.12	Interpretation	57
11.13	Counterparts	58
11.14	Legal Representation	58

ARTICLE XII DEFINITIONS		58
12.1	Certain Definitions	58
12.2	Section References	68

INDEX OF ANNEXES AND EXHIBITS

Exhibit	Description
Exhibit A	Form of New Registration Rights Agreement

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AMENDED AND RESTATED

BUSINESS COMBINATION AGREEMENT

This Amended and Restated Business Combination Agreement (this “Agreement”) is made and entered into as of August 3, 2023 by and among (i) ClimateRock, a Cayman Islands exempted company (together with its successors, the “Purchaser”), (ii) ClimateRock Holdings Limited, a Cayman Islands exempted company (“Pubco”), (iii) ClimateRock Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), and (iv) E.E.W. ECO ENERGY WORLD LIMITED, a company formed under the laws of England and Wales (the “Company”). Purchaser, Pubco, Merger Sub, and the Company, are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

A. Purchaser is a blank check company incorporated in the Cayman Islands for the purpose of effecting a business combination or similar transaction with one or more businesses;

B. The Company, directly and indirectly through its subsidiaries, engages in the business of developing solar photovoltaic, electricity storage and green hydrogen projects around the world from greenfield to ready-to-build status;

C. Pubco is a newly incorporated Cayman Islands company limited by shares that is wholly-owned by a certain Purchaser shareholder and was incorporated for the purpose of making acquisitions and investments, with the objective of acting as the publicly traded holding company for its investees.

D. Merger Sub is a newly incorporated Cayman Islands exempted company limited by shares, wholly-owned by Pubco, incorporated for the sole purpose of effecting the Merger (as defined herein);

E. Upon the terms and subject to the conditions set forth herein, the Parties desire and intend to effect a business combination transaction whereby (a) Purchaser will merge with and into Merger Sub, with Purchaser continuing as the surviving entity (the “Merger”), as a result of which (i) Purchaser shall become a wholly owned subsidiary of Pubco, and (ii) each issued and outstanding security of Purchaser immediately prior to the Effective Time (as defined below) shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent Pubco security and this Agreement is intended to be a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and (b)(i) Pubco will make an offer to acquire each Company Ordinary Share on the basis set out in Section 2.1 and 2.2 hereof and as will be set out in the Registration Statement (the “Pubco Offer,” and the exchange of securities, the “Company Share Transfer”) and (ii) Pubco shall offer to each holder of the Company’s outstanding options replacement options over Pubco Ordinary Shares with each such option holder then surrendering his or her existing options over Company Ordinary Shares, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Cayman Act (as defined below) and the laws of England and Wales;

F. The Parties previously entered into a Business Combination Agreement, dated as of October 6, 2022 (the “Original Business Combination Agreement”), which they desire to amend and restate to effect certain changes with respect to the terms of the Transactions and their agreements with respect thereto, effective as of the date hereof;

G. The boards of directors of the Company, Purchaser, and the Merger Sub have each (i) determined that the Merger and Company Share Transfer, as applicable, are fair, advisable and in the best interests of their respective companies and shareholders, (ii) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective shareholders the approval and adoption of this Agreement and the Transactions;

H. Promptly after the date of this Agreement, and as a condition and an inducement to Purchaser, Merger Sub, and Pubco to enter into this Agreement, Sponsor shall enter into an amendment to the Holder Support Agreement that was executed and delivered simultaneously with the Original Business Combination Agreement, in a form to be mutually agreed between Purchaser and the Company (as amended, the “Holder Support Agreement”), pursuant to which, among other things, Sponsor shall agree to (i) vote in favor of the adoption of this Agreement and the Transactions, (ii) subject its Founder Shares to a lock-up period of 12 months after the Closing Date, and (iii) certain other covenants;

I. Purchaser and the Company will use their reasonable best efforts to enter into subscription agreements (as amended or modified from time to time, collectively, the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which, among other things, each PIPE Investor would agree to subscribe for and purchase from Purchaser or the Pubco and Purchaser or the Pubco, as applicable, agree to issue and sell to each such PIPE Investor on the Closing Date concurrent with the Closing, the number of Purchaser or Pubco Ordinary Shares set forth in the applicable Subscription Agreement in exchange for the purchase price set forth therein, on the terms and subject to the conditions set forth in the applicable Subscription Agreement (the equity financing under all Subscription Agreements, non-redemption agreements, or backstop arrangements with potential investors, or any other equity or debt investment, equity line of credit or any other financing agreements, in each case on terms mutually agreeable to the Company, Purchaser and Pubco, acting reasonably, for aggregate proceeds to Purchaser or Pubco of at least forty million dollars ($40,000,000) collectively, hereinafter referred to as the “PIPE Financing” and the Pubco Ordinary Shares to be issued pursuant to the PIPE Financing, the “PIPE Shares”);

J. Promptly after the date of this Agreement, and as a condition and an inducement to Purchaser, Merger Sub, and Pubco to enter into this Agreement, certain applicable Company Shareholders (the “Major Shareholders”) and Pubco shall enter into an amendment to the Shareholder Commitment that was executed and delivered simultaneously with the Original Business Combination Agreement, in a form to be mutually agreed between Purchaser and the Company (as amended, the “Shareholder Commitment”), pursuant to which the Major Shareholders shall irrevocably undertake, amongst other things:

(i)	To vote in favor of the Company’s shareholder resolutions required to implement the Company Re-registration and to adopt new Articles of Association including a new article pursuant to which, subject to the Pubco Offer becoming or becoming declared wholly unconditional (the “Unconditional Date”), any Company Ordinary Shares issued following the Unconditional Date will be automatically sold and transferred to Pubco for consideration that is equivalent to the consideration offered for Company Ordinary Shares acquired pursuant to the Pubco Offer (save that if there is any reorganization of, or material alteration to, the Company share capital after the Unconditional Date, the value of any such consideration may be adjusted in an appropriate manner to reflect such reorganization or alteration);

(ii)	To accept the Pubco Offer; and

(iii)	To subject their Exchange Shares to a lock-up period of 12 months after the Closing Date.

K. Simultaneously with the Closing, the Company and Pubco shall have received a duly executed copy of the New Registration Rights Agreement, substantially in the form attached as Exhibit A hereto (the “New Registration Rights Agreement”), duly executed by Pubco and certain holders of the “Registrable Securities” thereunder who are to be agreed among the Parties, to, among other matters, provide certain Company Shareholders, Sponsor and other “Holders” party thereto with registration rights for their Pubco Securities and to terminate the Founder Registration Rights Agreement;

L. At or prior to the Closing, the shareholders of Pubco shall have amended and restated the memorandum and articles of association of Pubco in a form approved by the Company (the “Pubco A&R Memorandum and Articles”); and

M. Certain capitalized terms used herein are defined in ARTICLE XII hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree amend and restate the Original Business Combination Agreement as follows:

ARTICLE I
THE MERGER

1.1 The Merger. On the Closing Date, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Cayman Act, Merger Sub and Purchaser shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into Purchaser, following which the separate corporate existence of Merger Sub shall cease and Purchaser shall continue as the surviving company of the Merger. Purchaser, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Surviving Purchaser Subsidiary” (provided that references to Purchaser for periods after the Effective Time shall include the Surviving Purchaser Subsidiary).

1.2 Effective Time. Subject to the conditions of this Agreement, on the Closing Date, Merger Sub and Purchaser shall cause the Merger to be consummated by (a) executing a plan of merger in form and substance reasonably acceptable to the Company, Merger Sub, Pubco, and Purchaser (the “Plan of Merger”) and (b) filing the Plan of Merger and such other documents as required by the Cayman Act with the Registrar of Companies of the Cayman Islands as provided in Section 233 of the Cayman Act and Purchaser’s and Merger Sub’s Organizational Documents. The Merger shall become effective at the time the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or at such other date as may be agreed in writing by the Company and Purchaser and specified in the Plan of Merger, provided that such date shall not be a date later than the 90th day following the date of such registration (the “Effective Time”).

1.3 Effect of the Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Cayman Act and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, agreements, privileges, powers and franchises of Merger Sub shall vest in the Surviving Purchaser Subsidiary and all Liabilities, obligations and duties of Merger Sub shall become the Liabilities, obligations and duties of the Surviving Purchaser Subsidiary (including all rights and obligations with respect to the Trust Account), including in each case the rights and obligations of the Surviving Purchaser Subsidiary under this Agreement and the Ancillary Documents from and after the Effective Time, and the Surviving Purchaser Subsidiary shall continue its existence as a wholly owned Subsidiary of Pubco.

1.4 Organizational Documents of Surviving Purchaser Subsidiary. At the Effective Time, the Surviving Purchaser Subsidiary shall adopt the form of the amended and restated memorandum and articles of association of Merger Sub as in effect immediately prior to the Effective Time (the “Surviving Purchaser Subsidiary A&R Memorandum and Articles”), as the amended and restated memorandum of association and articles of association of the Surviving Purchaser Subsidiary; provided that, at the Effective Time, (a) references therein to the name of the Surviving Purchaser Subsidiary shall be amended to be such name as reasonably determined by the Company and (b) references therein to the authorized share capital of the Surviving Purchaser Subsidiary shall be amended to refer to the authorized share capital of the Surviving Purchaser Subsidiary as approved in the Plan of Merger, if necessary. The Company acknowledges and agrees that after the Closing it shall not use the name “ClimateRock” without the prior written consent of the Sponsor and that the rights to use the ClimateRock name shall remain with Sponsor.

1.5 Directors and Officers of the Surviving Purchaser Subsidiary. The Parties shall take all action necessary so that at the Effective Time, the board of directors and executive officers of the Surviving Purchaser Subsidiary shall be the same as the board of directors and executive officers of the Merger Sub, each to hold office in accordance with the Surviving Purchaser Subsidiary A&R Memorandum and Articles until their respective successors are duly elected or appointed and qualified.

1.6 Effect of Merger on Issued and Outstanding Securities of Purchaser and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of Purchaser or the Company:

(a) Purchaser Public Units. At the Effective Time, every issued and outstanding Purchaser Public Unit shall be automatically separated and the holder thereof shall be deemed to hold one (1) Purchaser Class A Ordinary Share, one-half of one Purchaser Warrant, and one Purchaser Right in accordance with the terms of the applicable Purchaser Public Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 1.6.

(b) Purchaser Ordinary Shares. At the Effective Time, (i) each Purchaser Class A Ordinary Share issued and outstanding prior to the Effective Time that is not redeemed or converted in the Redemption (other than those described in Section 1.6(e) below) shall be converted automatically into one (1) Pubco Ordinary Share and (ii) each Purchaser Class B Ordinary Share issued and outstanding prior to the Effective Time shall be converted automatically into one (1) Pubco Ordinary Share, following which, all Purchaser Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of Purchaser Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as provided herein or required under applicable Law. Each certificate previously evidencing Purchaser Ordinary Shares shall be exchanged for a certificate (if requested) representing the same number of Pubco Ordinary Shares upon the surrender of such certificate in accordance with Section 1.8(a). Each certificate formerly representing Purchaser Ordinary Shares shall thereafter represent the same number of Pubco Ordinary Shares.

(c) Purchaser Warrants. At the Effective Time, each issued and outstanding Purchaser Public Warrant shall be converted into one (1) Pubco Public Warrant and each issued and outstanding Purchaser Private Warrant shall be converted into one (1) Pubco Private Warrant. At the Effective Time, Purchaser Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in Purchaser Private Warrants, except that in each case they shall represent the right to acquire Pubco Ordinary Shares in lieu of Purchaser Class A Ordinary Shares. At or prior to the Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Warrants.

(d) Purchaser Rights. At the Effective Time, each issued and outstanding Purchaser Right shall be automatically converted into the number of Pubco Ordinary Shares that would have been received by the holder thereof if the Purchaser Right had been converted upon the consummation of a Business Combination in accordance with Purchaser’s Organizational Documents, the IPO Prospectus, and the Founder Registration Rights Agreement into Purchaser Ordinary Shares, but for such purposes treating it as if such Business Combination had occurred immediately prior to the Effective Time and Purchaser Ordinary Shares issued upon conversion of Purchaser Rights had then automatically been converted into Pubco Ordinary Shares in accordance with Section 1.6(b) above. At the Effective Time, Purchaser Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Purchaser Rights outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Purchaser Rights, except as provided herein or by Law. Each certificate formerly representing Purchaser Rights shall thereafter represent only the right to receive Pubco Ordinary Shares as set forth herein.

(e) Treasury Shares. At the Effective Time, if there are any shares of the Purchaser that are owned by Purchaser as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(f) Merger Sub Shares. At the Effective Time, each ordinary share of Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of ordinary shares of the Surviving Purchaser Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding shares of the Surviving Purchaser Subsidiary.

(g) No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Surviving Purchaser Subsidiary, Pubco or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7 Effect of Merger on Issued and Outstanding Securities of Pubco. . Immediately following the issuance of any Pubco Ordinary Shares pursuant to this Agreement, without any action on the part of the holders of securities of Purchaser, all of the shares of Pubco issued and outstanding immediately prior to the Effective Time shall be redeemed in payment of the par value thereof and canceled without any conversion thereof.

1.8 Surrender of Purchaser Securities.

(a) All securities issued upon the surrender of Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Purchaser Securities shall also apply to the Pubco Securities so issued in exchange.

(b) Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by virtue of the Company Share Transfer or the Transactions, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that otherwise would be received by such holder) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

ARTICLE II
THE PUBCO OFFER AND SHARE EXCHANGE

2.1 The Pubco Offer. Pubco shall, and the Purchaser shall procure that Pubco shall, promptly following the Exchange Offer Prospectus becoming effective, make an offer to acquire all the issued and to be issued Company Ordinary Shares by promptly distributing to all Company Shareholders the Registration Statement (as contemplated in Section 7.11(d) below) together with the Company Shareholder Acceptance, and the Company shall provide promptly any assistance reasonably requested by the Purchaser and Pubco in order to make and administer such offer and ensure that it is conducted in compliance with sections 974 to 982 (inclusive) of the UK Act. The Pubco Offer Documents shall set out the terms and conditions of the Pubco Offer which terms and conditions shall be customary for a takeover offer made for a company incorporated in England and Wales (recognizing that, subject to the Company Re-registration being a condition to this Agreement and the Pubco Offer, there being no need to comply with the provisions of the UK’s City Code on Takeovers and Mergers) and which shall comply with, and fall within the scope of, section 974 of the UK Act, and which shall include:

(a) Only two conditions (subject to any additional conditions that Pubco and the Company may agree in writing) being:

(i) the acceptance condition: that Pubco has received valid acceptances of the Pubco Offer in respect of not less than 90% (or such lower percentage as Pubco, with the consent of the Company, may decide) in value of the total Company Ordinary Shares to which the Pubco Offer relates; and

(ii) the BCA condition: that all of the conditions under this Agreement have been satisfied, or where capable of waiver, waived, other than the condition set forth in Section 8.1(g);

(b) details of the consideration to which each accepting Company Shareholder shall be due pursuant to the terms of the Pubco Offer, as set out in Section 2.2 below;

(c) a requirement that each Company Shareholder, by accepting the Pubco Offer, provides customary representations and warranties, which shall include those as to their unencumbered title to the Company Ordinary Shares being assented to the offer, their unfettered authority to accept the Pubco Offer, and, to the extent required, as to matters necessary to comply with US or UK securities laws; provided that each Company Shareholder, save in any Lost Certificate Indemnity, shall not be required to otherwise provide representations or warranties as regards the Target Companies and/or each of their businesses nor provide any other covenants, undertakings or indemnities save as may be agreed between the Parties;

(d) a requirement that an accepting Company Shareholder, by executing the Company Shareholder Acceptance (as a deed), and delivering it to the Registrar, irrevocably appoints the Company, Pubco, the Registrar and each director of, or person authorized by, each of them as his or her attorney, subject to the Pubco Offer becoming or being declared wholly unconditional:

(i) to complete and execute all or any form(s) of transfer and/or other document(s) at the discretion of the attorney in relation to his or her Company Ordinary Shares in favor of Pubco;

(ii) to deliver to the Registrar such form(s) of transfer and/or other document(s) at the discretion of the attorney with the certificate(s) and/or other document(s) of title and/or Lost Certificate Indemnity relating to his or her Company Ordinary Shares for registration within six months of the Pubco Offer becoming or being declared wholly unconditional; and

(iii) to execute all such other documents and do all such other acts and things as may in the opinion of the attorney be necessary or expedient for the purposes of, or in connection with, the acceptance and implementation of the Pubco Offer.

2.2 The Company Share Transfer. On the Closing Date, immediately prior to the Effective Time and subject to and upon the terms and conditions of the Pubco Offer and in accordance with the applicable provisions of the laws of England and Wales, where it is entitled to do so and where the conditions to the Pubco Offer have been satisfied or waived, Pubco shall declare the Pubco Offer wholly unconditional. As a result of declaring the Pubco Offer wholly unconditional, this Agreement shall become unconditional, Pubco shall be contractually obligated to acquire each Company Ordinary Share that validly assented to the Pubco Offer in accordance with its terms (which shall require the holder thereof to have delivered the applicable Transmittal Documents in accordance with Section 2.5), in consideration for the issuance and allotment of a number of Pubco Ordinary Shares equal to the Per Share Price divided by the Redemption Price (the “Conversion Ratio”) plus, if earned after the Closing in accordance to Section 2.7, its pro rata share of the Earnout Shares (collectively, the “Exchange Shares”). Pubco shall, promptly following the Unconditional Date and in accordance with the UK Act (including, without limitation, sections 979 and 980), serve squeeze out notices on all holders of Company Ordinary Shares that have not, at the date of such notice, assented their Company Ordinary Shares to the Pubco Offer and Pubco shall, at the same time, send a copy of such notice to the Company together with the required statutory declaration pursuant to section 980(4)(b) of the UK Act. The Company as the surviving limited liability company after the Company Share Transfer is hereinafter sometimes referred to as “Surviving Company Subsidiary” (provided that references to the Company for periods after the Effective Time shall include Surviving Company Subsidiary).

2.3 Pubco Offer for Company Options. Pubco shall make an offer to the holder of each outstanding Company Option (whether vested or unvested) to replace such options with options over Pubco Ordinary Shares (each a “Pubco Option”) with each such option holder then surrendering his or her existing Company Options. Subject to the subsequent sentence, each Pubco Option will be subject to the terms and conditions set forth in the Company Equity Plan (except any references therein to the Company or Company Ordinary Shares will instead mean Pubco and Pubco Ordinary Shares, respectively). Each Pubco Option shall: (i) confer on the holder the right to acquire a number of Pubco Ordinary Shares equal to (as rounded down to the nearest whole number) (A) the number of Company Ordinary Shares which the Company Option had the right to acquire immediately prior to the Effective Time (had such Company Options been fully vested at the Effective Time), multiplied by (B) the Conversion Ratio; (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Company Option (expressed in US Dollars ($), converted from Euros (€) at the European Central Bank published rate on the date of this Agreement), divided by the Conversion Ratio and (iii) be subject to the same vesting schedule as the applicable Company Option. Pubco shall take all corporate action necessary to issue the relevant Pubco Options and reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Options remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Option.

2.4 Other Company Convertible Securities. Any other Company Convertible Security other than a Company Option or a Company Convertible Loan, if not exercised or converted prior to the Effective Time, shall be exchangeable or convertible to Pubco Securities upon the terms thereof.

2.5 Surrender of Company Securities and Disbursement of Closing Exchange Consideration.

(a) Prior to the Effective Time, Purchaser shall, or shall cause Pubco to, appoint a registrar, reasonably acceptable to the Company and Purchaser (in such capacity, the “Registrar”), for the purpose of receiving and recording the Company Shareholder Acceptances and exchanging Company Ordinary Shares validly assented to the Pubco Offer or acquired compulsorily pursuant to the valid service of a squeeze out notice for a number of Pubco Ordinary Shares, in accordance with the provisions of the Pubco Offer. Prior to the Effective Time, Pubco shall send, or shall cause the Registrar to send, to each Company Shareholder, a Company Shareholder Acceptance for use in such exchange (which shall specify the number of Company Ordinary Shares and the number of Pubco Ordinary Shares to be issued and allotted to the holders of Company Ordinary Shares based on the Conversion Ratio, and that risk of loss and title shall pass, only upon proper delivery of a properly completed and duly executed Company Shareholder Acceptance and the certificates representing Company Ordinary Shares (the “Company Certificates”), if any (or a Lost Certificate Indemnity)), to the Registrar for use in such exchange.

(b) Each Company Shareholder shall be entitled to receive a number of Pubco Ordinary Shares equal to the Conversion Ratio multiplied by the number of Company Ordinary Shares such Company Shareholder assented to in the Pubco Offer, as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Registrar of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s), if any, for its Company Ordinary Shares (or a Lost Certificate Indemnity), and/or a properly completed and duly executed Company Shareholder Acceptance and (ii) such other documents as may be reasonably requested by the Registrar, Pubco or the Purchaser. Pubco shall take all corporate action necessary to enable the issuance and allotment to the Company Shareholders of the relevant Exchange Shares on receipt by the Registrar of the Transmittal Documents in accordance with this Agreement and the Pubco Offer.

(c) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Registrar, the Company Shareholder may instead deliver to the Registrar a Lost Certificate Indemnity. Any Lost Certificate Indemnity properly delivered in accordance with this Section 2.5(c) shall be treated as a Company Certificate for all purposes of this Agreement.

(d) After the Effective Time, no dividends or other distributions declared or made after the date of this Agreement with respect to Pubco Ordinary Shares with a record date after the Effective Time will be paid to any holder of any Company Ordinary Share that has not yet validly assented his or her Company Ordinary Shares to the Pubco Offer and received his or her Exchange Shares.

(e) All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities.

(f) Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by virtue of the Company Share Transfer or other Transactions, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that otherwise would be received by such holder) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

2.6 Termination of Certain Agreements. The Company hereby agrees that, effective at the Closing, (a) any shareholders, voting or similar agreement among the Company and any of the Company Shareholders or among the Company Shareholders with respect to the Company’s capital shares, and (b) any registration rights agreement between the Company and the Company Shareholders, in each case of clauses (a) and (b), shall automatically, and without any further action by any Person terminate in full and become null and void and of no further force and effect. Further, the Company hereby waives, and shall use commercially reasonable efforts to cause the Company Shareholders to waive where applicable, any obligations of the Company or the Company Shareholders under the Company’s Organizational Documents or any agreement described in clause (a) above with respect to the Transactions and the Ancillary Documents, and any failure of the Company or the Company Shareholders to comply with the terms thereof in connection with the Transactions and the Ancillary Documents.

2.7 Earnout.

(a) After the Closing, subject to the terms and conditions set forth herein, the Company Shareholders shall have the contingent right to receive, as additional consideration from Pubco, a number of additional Pubco Ordinary Shares (the “Earnout Shares”), equal to (i) $150,000,000 divided by (ii) the Redemption Price (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted), based on Pubco achieving a forecasted consolidated gross revenue milestone for the calendar year ending December 31, 2023 ( the “Earnout Period”). The Company Shareholders shall be entitled to receive all of the Earnout Shares (and their right to receive the Earnout Shares shall vest and become due and issuable) in the event that the consolidated gross revenue of Pubco and its Subsidiaries (including the Company for such full period, including periods prior to the Closing) for the calendar year ending December 31, 2023 (the “2023 Gross Revenue”), as reported in the audited financial statements set forth in Pubco’s annual report on Form 10-K as filed with the SEC, is at least $52,000,000 (the “Earnout Milestone”). The Parties acknowledge that the Earnout Milestone is based on the Company’s forecasted sales revenue for the calendar year 2023. For the avoidance of doubt, in the event that the Earnout Milestone is not met during the Earnout Period, the Company Shareholders shall not be entitled to receive any of the Earnout Shares.

(b) Pubco will include in its annual report on Form 10-K filed with the SEC for the fiscal year ending December 31, 2023, the amount of 2023 Gross Revenue and the Earnout Shares the Company Shareholders are entitled to receive for the Earnout Period, in each case determined in accordance with this Agreement. Promptly after the filing of Pubco’s Form 10-K, Pubco’s Chief Financial Officer (the “CFO”) will prepare and deliver to the Major Shareholders and the Sponsor a written statement (the “Earnout Statement”) that sets forth the CFO’s calculation of the 2023 Gross Revenue and the Earnout Shares the Company Shareholders are entitled to receive.

(c) Pubco will issue and deliver Earnout Shares in the amount set forth in the Earnout Statement to the Company Shareholders within seven Business Days after the filing of the Form 10-K. The Earnout Shares will be allocated among Company Shareholders pro rata according to the number of Company Shares held by such Company Shareholder on the Closing Date.

(d) If during the Earnout Period, Pubco or any of its Subsidiaries (including any of the Target Companies) acquires another business or enters into a line of business other than the normal business activities of the Target Companies conducted as of the Closing Date, then the 2023 Gross Revenue shall be computed to include the financial results of the acquired business or other line of business, from the date of its acquisition or establishment, on a consolidated basis with Pubco and its Subsidiaries, including the Target Companies.

(e) Pubco hereby agrees that until the final determination of whether the Earnout Milestone has been satisfied, it will use its best efforts to maintain a financial reporting system that enables the parties to calculate the 2023 Gross Revenue for purposes of this Section 2.7.

(f) Following the Closing (including during the Earnout Period), Pubco and its Subsidiaries, including the Target Companies, will be entitled to operate their respective businesses based upon the business requirements of Pubco and its Subsidiaries. Each of Pubco and its Subsidiaries, including the Target Companies will be permitted, following the Closing (including during the Earnout Period), to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may affect the 2023 Gross Revenue and the ability of the Company Shareholders to earn the Earnout Shares, and neither the Company Shareholders nor any other holder of Pubco Securities will have any right to claim losses due to the effect the exercise of such discretion may have on the number of Earnout Shares. Notwithstanding the foregoing, Pubco shall not, and shall cause its Subsidiaries, including the Target Companies, to not, take or omit to take any action that is in bad faith and has the primary purpose of avoiding, reducing or preventing the achievement or attainment of the Earnout Milestone.

ARTICLE III
CLOSING

3.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VIII, the consummation of the Transactions (the “Closing”) shall take place either remotely or at the offices of Ellenoff Grossman & Schole LLP (“EGS”), counsel to Purchaser, 1345 Avenue of the Americas, New York, NY 10105, United States of America, on a date and at a time to be agreed upon by Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the conditions set forth in ARTICLE VIII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other date, time or place as Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

3.2 Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered:

(i) to Purchaser and Pubco, the New Registration Rights Agreement, duly executed by the applicable Company Shareholders.

(b) At the Closing, Pubco will deliver or cause to be delivered:

(i) to the Company and the Purchaser, the New Registration Rights Agreement, duly executed by Pubco.

(c) At the Closing, Purchaser will deliver or cause to be delivered:

(i) to Pubco and the Company, the New Registration Rights Agreement, duly executed by duly authorized representatives of Sponsor;

(ii) to Pubco and the Company, the written resignations of all of the directors and officers of Purchaser effective as of the Effective Time; and

(iii) to Pubco and the Company, the Pubco A&R Memorandum and Articles.

3.3 Withholding Rights. Each of Purchaser, the Company, Pubco, and Merger Sub (and their Affiliates and Representatives) shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or other applicable Tax Law. Other than in respect of amounts subject to compensatory withholding, Purchaser, Pubco, and Merger Sub (or their Affiliates or Representatives) shall use commercially reasonable efforts to notify the Person in respect of whom such deduction or withholding is expected to be made as soon as reasonably practicable. Purchaser, Pubco, or Merger Sub (or their Affiliates or Representatives), as applicable, shall use commercially reasonable efforts to cooperate with such Person to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that amounts are so deducted or withheld by Purchaser, the Company, Pubco, or Merger Sub (or their Affiliates or Representatives), as the case may be, and paid over to the appropriate Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

3.4 Tax Consequences. It is intended by the Parties that, for U.S. federal, state and local income Tax purposes, (a) the Merger, the Company Share Transfer, and the PIPE Financing, if any, collectively, constitute an integrated transaction described in Section 351 of the Code, (b) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement is and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), (c) the transfer of Purchaser Securities by holders thereof pursuant to the Merger, other than by any such holders who are U.S. persons with respect to which the applicable requirements of Treasury Regulations Section 1.367(a)-3(b) are not met, qualifies for an exception to Section 367(a)(1) of the Code, and (d) the transfer of Company Ordinary Shares by Company Shareholders pursuant to the Company Share Transfer, other than by any Company Shareholders who are U.S. persons with respect to which the applicable requirements of Treasury Regulations Section 1.367(a)-3(b) are not met, qualifies for an exception to Section 367(a)(1) of the Code (clauses (a) to (d), collectively, the “Intended Tax Treatment”).

3.5 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Purchaser Subsidiary with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Merger Sub, the then current officers and directors of the Surviving Purchaser Subsidiary and Pubco shall take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the disclosure schedules delivered by Purchaser to the Company and Pubco on the date of this Agreement (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, Purchaser represents and warrants to the Company, and Pubco, as of the date of this Agreement and as of the Closing Date, as follows:

4.1 Organization and Standing. Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser, and (b) other than the Required Purchaser Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). Purchaser’s board of directors, by written resolutions duly signed by all of Purchaser’s directors (a) determined that this Agreement, the Merger, and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, Purchaser and its shareholders, (b) approved this Agreement, the Merger and the other transactions contemplated by this Agreement in accordance with the Laws of the Cayman Islands, (c) directed that this Agreement be submitted to Purchaser’s shareholders for adoption and (d) resolved to recommend that Purchaser’s shareholders adopt this Agreement.

4.3 Governmental Approvals. Except as otherwise described in Schedule 4.3, no Consent of or notice to any Governmental Authority, on the part of Purchaser, is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which Purchaser is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

4.4 Non-Contravention. Except as otherwise described in Schedule 4.4, the execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) contravene or conflict with or violate any provision of Purchaser’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any Law or Order binding upon or applicable to Purchaser, (c) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (d) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract of Purchaser, including the Trust Account, except for any deviations from any of the foregoing clauses (a), (b), (c) or (d) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

4.5 Capitalization.

(a) Purchaser is authorized to issue 479,000,000 Purchaser Class A Ordinary Shares, 20,000,000 Purchaser Class B Ordinary Shares, and 1,000,000 Purchaser Preference Shares. The issued and outstanding Purchaser Securities are set forth on Schedule 4.5(a). There are no issued or outstanding Purchaser Preference Shares or Purchaser Securities that are convertible or exchangeable into Purchaser Preference Shares. All outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Act, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions,

(b) Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(c) Except as set forth in Schedule 4.5(a) or Schedule 4.5(c) there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued Purchaser Ordinary Shares or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Securities or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 4.5(c), there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of Purchaser Ordinary Shares.

(d) All Indebtedness or unpaid Liabilities of Purchaser, Pubco or Merger Sub are set forth on Schedule 4.5(d). The Indebtedness and other Liabilities of Purchaser (including in respect of deferred underwriting commissions and costs and expenses incurred in respect with other prospective Business Combinations and of Purchaser’s initial public offering) do not exceed, in the aggregate, the amount set forth in Schedule 4.5(d). No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

(e) Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

4.6 SEC Filings and Purchaser Financials.

(a) Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses, proxies and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, together with any amendments, restatements or supplements thereto, and shall file all such forms, reports, schedules, statements, proxy materials and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s website through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses, proxy materials and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses, proxies and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for any changes (including any required revisions to or restatements of the Purchaser Financials (defined below) or the SEC Reports) to (A) Purchaser’s accounting or classification of Purchaser’s outstanding redeemable shares as temporary, as opposed to permanent, equity that was or may be required as a result of related statements by the SEC staff or recommendations or requirements of Purchaser’s auditors, or (B) Purchaser’s historical or future accounting relating to any other guidance from the SEC staff after the date hereof relating to non-cash accounting matters applicable to special purpose acquisition companies generally (clauses (A) through (B), collectively, “SEC SPAC Accounting Changes”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports. None of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. The Public Certifications are each true as of their respective dates of filing. The Parties acknowledge and agree that any restatement, revision or other modification of Purchaser Financials or the SEC Reports as a result of any SEC SPAC Accounting Changes shall be deemed not material for purposes of this Agreement. As used in this Section 4.6(a), the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) Purchaser Public Units, Purchaser Ordinary Shares, the Purchaser Rights and the Purchaser Public Warrants are listed on Nasdaq, (B) Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority, Nasdaq or the SEC with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) Purchaser and such Purchaser Securities are in compliance with all of the applicable listing corporate governance rules of Nasdaq.

(b) Purchaser has established and maintains disclosure controls and procedures required by Rules 13a-15 or Rule 15d-15 under the Exchange Act; except as set forth in the SEC Reports such disclosure controls and procedures are reasonably designed to ensure that all material information concerning Purchaser and other material information required to be disclosed by Purchaser in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of Purchaser’s SEC filings and other public disclosure documents. Such disclosure controls and procedures are effective in timely alerting Purchaser’s principal executive officer and principal financial officer to material information required to be included in Purchaser’s periodic reports required under the Exchange Act.

(c) Except for any SEC SPAC Accounting Changes, the financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements and accurately reflect the books and records of Purchaser as of the times and for the periods referred to therein, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(d) Purchaser maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) Purchaser does not maintain any off-the-book accounts and that Purchaser’s assets are used only in accordance with Purchaser’s management directives, (ii) transactions are executed with management’s authorization and (iii) transactions are recorded as necessary to permit preparation of the financial statements of Purchaser and to account for Purchaser’s assets. Purchaser has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of Purchaser. Purchaser or its Representatives has not received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Purchaser or its internal accounting controls, including any material written complaint, allegation, assertion or claim that Purchaser has engaged in questionable accounting or auditing practices.

(e) Except for any SEC SPAC Accounting Changes and except to the extent reflected or reserved against in Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser’s formation in the ordinary course of business. All material debts and Liabilities, fixed or contingent, which should be included under GAAP on a balance sheet are included in Purchaser Financials as of the date of such Purchaser Financial. Purchaser has no off-balance sheet arrangements.

4.7 Reporting Company; Listing. Purchaser is a publicly held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and Purchaser Public Units, Purchaser Class A Ordinary Shares and Purchaser Public Warrants are registered pursuant to Section 12(b) of the Exchange Act. There is no Action pending or, to the Knowledge of Purchaser threatened against Purchaser by Nasdaq or the SEC with respect to any intention by such entity to prohibit or terminate the listing of Purchaser Public Units, Purchaser Class A Ordinary Shares or Purchaser Public Warrants.

4.8 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 4.8, Purchaser has, (a) since its incorporation, conducted no business other than its incorporation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2021, not been subject to a Material Adverse Effect on Purchaser.

4.9 Compliance with Laws. Purchaser is, and has since its incorporation been, in compliance in all material respects with all Laws applicable to it and the conduct of its business and Purchaser has not received written notice alleging any violation of applicable Law in any material respect by Purchaser.

4.10 Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened material Action, and, to the Knowledge of Purchaser, no pending or threatened investigations, in each case, to which Purchaser is subject or otherwise affecting its assets that have had or would reasonably be expected to have a Material Adverse Effect on Purchaser, nor, to the Knowledge of Purchaser, is there any reasonable basis for such Action or investigation to be made. There is no material Action that Purchaser has pending against any other Person. Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect have not had and would not reasonably be expected to have a Material Adverse Effect on Purchaser. None of Purchaser, its directors or officers, nor, any of it employees, agents, or any other Persons acting for or on behalf of Purchaser has, directly or knowingly indirectly (i) made, offered, promised, authorized, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made, offered, promised, authorized or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise took any actions, directly or indirectly, that would result in a violation of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law. None of Purchaser, its directors or officers, nor, any of its employees, agents, or any other Persons acting for or on behalf of Purchaser is or has been a Person named on any economic sanctions administered, enacted or enforced by any Governmental Authority.

4.11 Taxes and Returns.

(a) The Purchaser has timely filed, or caused to be timely filed, all applicable material U.S. federal, state, local, and non-U.S. Tax Returns required to be filed by it (taking into account all available extensions), which such Tax Returns are true, accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes being contested in good faith for which adequate reserves in Purchaser Financials have been established in accordance with GAAP. Schedule 4.11(a) sets forth each jurisdiction where Purchaser files or is required to file a Tax Return.

(b) There is no Action currently pending or, to the Knowledge of Purchaser, threatened in writing against Purchaser by a Governmental Authority in a jurisdiction where Purchaser does not file Tax Returns that it is or may be subject to material taxation by that jurisdiction.

(c) Purchaser is not currently being audited by any Taxing Authority and has not been notified in writing by any Taxing Authority that any such audit is currently contemplated or currently pending. There are no claims, assessments, audits, examinations, investigations or other Actions currently pending against Purchaser in respect of any material Tax, and Purchaser has not been notified in writing of any proposed material Tax claims or assessments against it that remains unpaid (other than, in each case, claims or assessments for which adequate reserves in Purchaser Financials have been established in accordance with GAAP).

(d) There are no Liens with respect to any Taxes upon any of the property or assets of Purchaser, other than Permitted Liens.

(e) Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any material Tax Return or within which to pay any Taxes shown to be due on any material Tax Return; in each case, except for any extensions not requiring the consent of a Taxing Authority.

(f) Since the date of its incorporation, Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

(g) Purchaser has not requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any material amount of Taxes, nor is any such request outstanding.

(h) Notwithstanding anything to the contrary in this Agreement, this Section 4.11 contains the sole representations and warranties of Purchaser concerning Taxes. Notwithstanding any representation or warranty in this Agreement (including the representations and warranties set forth in this Section 4.11), no representation or warranty is being made as to the use or availability of any Tax attribute or credit of Purchaser in any taxable period (or portion thereof) beginning on the day immediately after the Closing Date.

4.12 Employees and Employee Benefit Plans. Since its date of incorporation, Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

4.13 Properties. Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Purchaser does not own or lease any material real property or Personal Property.

4.14 Material Contracts.

(a) Except as set forth on Schedule 4.14(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $250,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser as its business is currently conducted, any acquisition of material property by Purchaser, or restricts in any material respect the ability of Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

4.15 Transactions with Affiliates. Schedule 4.15 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future material Liabilities, Indebtedness owed or obligations between Purchaser or any of its Subsidiaries and any (a) present or former director, sponsor, officer or employee or Affiliate of Purchaser, or any of their respective “associates” or “immediate family” member (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Purchaser’s issued and outstanding shares as of the date hereof, other than (x) for payment of salary or (y) reimbursement for reasonable expenses less than $500,000 incurred on behalf of Purchaser in the ordinary course of business consistent with past practice. Purchaser acknowledges that none of their respective “immediate family” members owns directly or indirectly in whole or in part, or has any other material interest in, any material tangible or real property that Purchaser uses, owns or leases (other than through any equity interest in Purchaser). To the extent not filed with the SEC prior to the date of this Agreement, true and complete copies of such Contracts have been provided to the Company.

4.16 Business Activities. Since its incorporation, Purchaser has not conducted any business activities other than activities directed toward completing a Business Combination.

4.17 Investment Company Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

4.18 Finders and Brokers. Except as set forth on Schedule 4.18, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, Merger Sub, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

4.19 Certain Business Practices.

(a) Since its incorporation, neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c) None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and Purchaser has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.20 Insurance. Schedule 4.20 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on Purchaser.

4.21 Trust Account. The Trust Account has a balance of no less than $80,017,000. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. Purchaser has complied in all respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Purchaser or, to the Knowledge of Purchaser, by the Trustee. There are no separate agreements, side letters or other agreements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate or that would entitle any Person (other than the underwriters of the IPO, Public Shareholders who shall have elected to redeem their Purchaser Ordinary Shares pursuant to Purchaser’s Memorandum and Articles or in connection with an extension of Purchaser’s deadline to consummate a Business Combination) (or Purchaser with respect to the income earned on the proceeds of the Trust Account to cover any tax obligations) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement. There are no claims or proceedings pending or, to the Knowledge of Purchaser, threatened in writing with respect to the Trust Account. Since its incorporation, Purchaser has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). Following the Effective Time, no Public Shareholder shall be entitled to receive any amount from the Trust Account.

4.22 Information Supplied. None of the information supplied or to be supplied by Purchaser expressly for inclusion in the Registration Statement will, at the date on which the Registration Statement is first mailed to the Public Shareholders or at the time of Purchaser Extraordinary General Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.23 Independent Investigation. Notwithstanding anything contained in this Agreement, Purchaser and its respective directors, managers, officers, employees, equityholders, partners, members and representatives, acknowledge and agree that Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Target Companies, Pubco, and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies, Pubco, and Merger Sub for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, Pubco, or Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company, Pubco, or Merger Sub nor its respective Representatives have made any representation or warranty as to the Target Companies, Pubco, or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto.

4.24 No Other Representations or Warranties. Except for the representations and warranties expressly made by Purchaser in this ARTICLE IV (as modified by Purchaser Disclosure Schedules) or as expressly set forth in an Ancillary Document, none of Purchaser nor any other Person on its behalf makes any express representation or warranty with respect to Purchaser, Purchaser Securities, the business of Purchaser, or the Transactions or any of the other Ancillary Documents, and Purchaser hereby expressly disclaims any other representations or warranties, whether made by Purchaser or any of its Representatives. Except for the representations and warranties expressly made by Purchaser in this ARTICLE IV (as modified by Purchaser Disclosure Schedules) or in an Ancillary Document, Purchaser hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company or any of its Representatives by any Representative of Purchaser), including any representations or warranties regarding the probable success or profitability of the businesses of Purchaser.

4.25 Lock-Up Agreements. All existing lock-up agreements between Purchaser and any of its shareholders or holders of any Purchaser Securities entered into in connection with the initial public offering of Purchaser provide for a lock-up period that is in full force and effect.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PUBCO AND MERGER SUB

Each of Pubco and Merger Sub represents and warrants to Purchaser and the Company, as of the date hereof and as of the Closing, as follows:

5.1 Organization and Standing. Each of Pubco and Merger Sub is an exempted company duly incorporated, validly existing as an exempted company and in good standing under the Laws of the Cayman Islands. Each of Pubco and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and Merger Sub is duly qualified or licensed and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) to do business in each jurisdiction in which its ownership of property or the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco and Merger Sub have heretofore made available to Purchaser and the Company true, accurate and complete copies of the Organizational Documents of Pubco and Merger Sub, each as currently in effect. None of Pubco or Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization; Binding Agreement. Each of Pubco and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is, or is contemplated to be, a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which each of Pubco and Merger Sub is, or is contemplated to be, a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate actions and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement (including, without limitation, the filing of the Pubco A&R Memorandum and Articles), the approval and execution of the Plan of Merger, and the making of related filings of resolutions and other documents with the Cayman Registrar), on the part of Pubco or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which each of Pubco and Merger Sub is, or is contemplated to be, a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or Merger Sub is, or is contemplated to be, a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Pubco or Merger Sub, is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as are expressly contemplated by this Agreement (including, without limitation, the Pubco A&R Memorandum and Articles, the Plan of Merger, and the resolutions and other documents related thereto), (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.4 Non-Contravention. The execution and delivery by Pubco and Merger Sub of this Agreement and each Ancillary Document to which it is, or is contemplated to be, a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of such Party’s Organizational Documents (assuming, for the avoidance of doubt, in the case of Pubco, the due adoption of the Pubco A&R Memorandum and Articles as contemplated by this Agreement), (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, including waiting periods, approvals, clearances, required antitrust filings or orders required under Antitrust Laws, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not been and would not reasonably be expected to be, individually or in the aggregate, material to Pubco or Merger Sub or prevent Pubco or Merger Sub from consummating the Transactions.

5.5 Ownership. As of the date hereof, (i) Pubco is authorized to issue 500,000,000 Pubco Ordinary Shares, of which one (1) Pubco Ordinary Share is issued and outstanding, and which is owned by ClimateRock Holdings Topco Limited, a Cayman Islands exempted company, and (ii) Merger Sub is authorized to issue 5,000,000 Merger Sub Ordinary Shares, of which one (1) share is issued and outstanding, and which is owned by Pubco. Immediately prior to the Effective Time, pursuant to the Pubco A&R Memorandum and Articles, Pubco shall be authorized to issue 469,000,001 Pubco Ordinary Shares and 30,999,999 Pubco preference shares, of which one (1) Pubco Ordinary Share shall at such time be issued and outstanding. Prior to giving effect to the Transactions, other than Merger Sub, Pubco does not have any Subsidiaries or own any equity interests in any other Person.

5.6 Ownership of Exchange Shares. All Exchange Shares to be issued and delivered in accordance with ARTICLE II to the Company Shareholders shall be, upon issuance and delivery of such Exchange Shares, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, the Shareholder Commitment, the New Registration Rights Agreement, the provisions of this Agreement and any Liens incurred by the Company Shareholders, and the issuance and sale of such Exchange Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.7 Activities of Pubco and Merger Sub. Since their incorporation, Pubco and Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own, directly or indirectly, any ownership equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the transactions contemplated hereby and thereby, and, other than their respective Organizational Documents, this Agreement and the Ancillary Documents to which they are a party, Pubco and Merger Sub are not party to or bound by any Contract.

5.8 Foreign Private Issuer. Pubco is and shall be at all times commencing from the date thirty (30) days prior to the first filing of the Registration Statement with the SEC through the Closing, a “foreign private issuer” as defined in Rule 405 under the Securities Act.

5.9 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, Merger Sub, or the Company or any of their respective Subsidiaries in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or Merger Sub.

5.10 Investment Company Act. Pubco is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

5.11 Information Supplied. None of the information supplied or to be supplied by Pubco or Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco or Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Pubco nor Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies, or any of their respective Affiliates. All documents that Pubco is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

5.12 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this ARTICLE V, Pubco, and Merger Sub hereby expressly disclaim and negate any other express representation or warranty whatsoever (whether at Law or in equity) with respect to Pubco, and Merger Sub, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Purchaser, its Affiliates or any of their respective Representatives by, or on behalf of, Pubco, or Merger Sub, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, none of Pubco or Merger Sub nor any other person on behalf of Pubco or Merger Sub has made or makes, any representation or warranty with respect to any projections, forecasts, estimates or budgets made available to Purchaser, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Pubco or Merger Sub (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Purchaser, its Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to the Fundamental Representations, except as set forth in the disclosure schedules delivered by the Company to Purchaser on the date of this Agreement (the “Company Disclosure Schedule”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or with respect to the representations and warranties of the Company that are not Fundamental Representations, except as disclosed in the Company Disclosure Schedule, the Company VDR or the Registration Statement, the Company hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing, as follows:

6.1 Organization and Standing. The Company is an exempted company duly organized, validly existing and in good standing under the Laws of England and Wales. The Target Companies have all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Target Companies is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole. The Company has provided to Purchaser accurate and complete copies of the Organizational Documents of the Target Companies, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect. No order has been made, petition presented or resolution passed for the winding up of any Target Company. No administrator has been appointed in respect of any Target Company and no receiver has been appointed over the whole or any part of the property, assets or undertaking of any Target Company. No voluntary arrangement has been proposed or approved under Part I of the Insolvency Act 1986. No compromise, composition, scheme of arrangement or reconstruction under Part 26 or Part 26A of the UK Act or any other compromise or arrangement with creditors generally (or any class of them) has been made, proposed, agreed to or sanctioned in respect of any Target Company.

6.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, (a) have been (or, in the case of Ancillary Documents to be entered into at or prior to Closing, will be) duly and validly authorized by the board of directors and/or shareholders of the Company in accordance with the Company’s Organizational Documents, the UK Act and any other applicable Law, and (b) other than any Company Shareholder approval required to consummate the Transactions, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby (other than the filing and recordation of appropriate merger documents as required by the Cayman Act). This Agreement has been, and each Ancillary Document to which the Company is a party shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.3 Capitalization.

(a) As of the date of this Agreement, (i) the Company has 108,562,488 Company Ordinary Shares issued and outstanding, and comprises the whole of the Company’s allotted and issued share capital. The Exchange Shares to be delivered by the Company Shareholders to Pubco at the Closing constitute all of the issued and outstanding shares and other equity interests of the Company. All of the outstanding Company Ordinary Shares have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the UK Act, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not directly or indirectly hold any of its shares or other equity interests in treasury. There is no dispute concerning the Company Shareholders’ title to the Exchange Shares or their ability to sell the same and no other Person has claimed, or to the knowledge of the Company is reasonably likely to claim, to have title to, or to be entitled to, any interest in the Exchange Shares. Save as contemplated in this Agreement, no Person has any right to be issued and allotted shares in the Company.

(b) There are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its shareholders are a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws in all material respects. As a result of the consummation of the Transactions, no equity interests of the Company are issuable, other than to Anatino Properties Limited under the terms of the Company Convertible Loan and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as disclosed in the Company Financials, since January 1, 2022, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

6.4 Subsidiaries. Schedule 6.4(a) sets forth the legal name and jurisdiction of organization of each Subsidiary of the Company. All of the outstanding equity securities of each Subsidiary of the Company are owned by the Company or another Subsidiary of the Company and have been validly and duly authorized, fully paid, non-assessable and free of any Liens, other than those imposed by such Subsidiary’s Organizational Documents or as would not be material to the Target Companies, taken as a whole. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. No Target Company is a participant in any joint venture, partnership or similar arrangement.

6.5 Governmental Approvals. Except as otherwise described in Schedule 6.5, no Consent of or notice to any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws or (c) where the failure to obtain or much such Consents or to make such notices would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.6 Non-Contravention. Except as otherwise described in Schedule 6.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is party, the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its material properties or assets, (c) violate, conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, or acceleration) under, give rise to any obligation to make payments or provide compensation under, give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (d) result in the creation of any Lien upon any of the properties or assets of any Target Company under (other than Permitted Liens), any of the terms, conditions or provisions of any Company Material Contract, except in the cases of clauses (b), (c) and (d), as would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.7 Financial Statements.

(a) As used herein, the term “Company Financials” means the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated statements of financial position of the Target Companies as of December 31, 2022 (the “Balance Sheet Date”) and December 31, 2021, and the related audited consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with PCAOB standards (the “Audited Company Financials”). The Audited Company Financials, when delivered by the Company, (i) will have been prepared from, and will be in accordance in all material respects, with, the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with IFRS, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for IFRS and exclude year-end adjustments which will not be material in amount), (iii) when included in the Registration Statement for filing with the SEC following the date of this Agreement, will comply in all material respects with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC, in each case, as in effect as of the respective dates thereof and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each Target Company maintains accurate books and records reflecting its assets and Liabilities in all material respects and maintains proper and adequate internal accounting controls that, to the Knowledge of the Company, provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization and (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to account for such Target Company’s assets. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. In the past three (3) years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to Purchaser or Pubco or their respective Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

6.8 Absence of Certain Changes. Except as set forth on Schedule 6.8, since December 31, 2021 through the date of this Agreement, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice and (b) not been subject to a Material Adverse Effect.

6.9 Compliance with Laws. Except for (a) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 6.20), (b) compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 6.14), and (c) compliance with Laws relating to Intellectual Property (as to which certain representations and warranties are made pursuant to Section 6.13(b)), for the three (3) year period immediately preceding the date of this Agreement, and as would not be material to the Target Companies, taken as a whole, no Target Company is or has been in material non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2019, any written notice from a Governmental Authority of any non-compliance with any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound or affected. For purposes of this Section 6.9, “material” shall mean having or being reasonably expected to have a Material Adverse Effect on the Target Companies taken as a whole.

6.10 Company Permits. Each Target Company holds all material Permits necessary to lawfully conduct its business as presently conducted and to own, lease and operate its assets and properties (collectively, the “Company Permits”), except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Target Companies, taken as a whole. The Company has made available to Purchaser true, correct and complete copies of all material Company Permits, all of which are listed in the Company VDR. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole, all of the Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written notice of any Actions relating to the revocation or modification of any Company Permit, except in each case as would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole.

6.11 Litigation. Except as described on Schedule 6.11(a), except with respect to Intellectual Property (as to which certain representations and warranties are made pursuant to Section 6.13(b)) and except as would reasonably be expected not to have, either individually or in the aggregate, a Material Adverse Effect on the Target Companies, taken as a whole, there is no (a) material Action of any nature currently pending or, to the Knowledge of the Company, threatened, and no such material Action has been brought in the past three (3) years or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years, in either case of (a) or (b) by or against any Target Company, its current or former directors or officers (provided that any litigation involving the directors or officers of a Target Company must be related to such Target Company’s business or assets), its business, equity securities or assets. None of the current or former officers of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud during the past five (5) years.

6.12 Material Contracts.

(a) The Company VDR sets forth a true, correct and complete list of all Contracts described in clauses (i) through (xii) below to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound (each such Contract, other than a Company Benefit Plan, a “Company Material Contract”) and the Company has made available to Purchaser, true, correct and complete copies of, each:

(i) contains covenants that materially limit the ability of any Target Company (A) (1) to compete in any line of business, with any Person or in any geographic area, (2) to sell or provide any service or product or (3) to solicit any Person, other than in respect of customary non-disclosure agreements entered into by any Target Company in the ordinary course of business or (B) to purchase or acquire an interest in any other Person;

(ii) providing for the formation of any joint venture or profit-sharing agreement or arrangement;

(iii) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $250,000 between the Company and any Subsidiary;

(iv) was entered into during the past three (3) years involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $5,000,000 (other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, (B) in the ordinary course of business consistent with past practice or (C) between the Company and any Subsidiaries);

(v) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vi) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $250,000 per year or $500,000 in the aggregate;

(vii) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $500,000;

(viii) is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements, employee confidentiality and invention assignment agreements or equity or incentive equity agreements with employees entered into in the ordinary course of business consistent with past practice) or any Related Person;

(ix) obligates the Target Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(x) relates to a material settlement entered into within two (2) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations) that would be reasonably likely to involve payments in excess of $500,000 after the date of this Agreement;

(xi) provides another Person (other than another Target Company or any shareholder, manager, director or officer of any Target Company) with a power of attorney; or

(xii) the termination of which, would be otherwise material to the Target Companies, taken as a whole and not covered by clauses (i) through (x) above.

(b) Except as set forth in Schedule 6.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against such Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), in each case, except as would not be reasonably expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole; (ii) the consummation of the Transactions will not affect the validity or enforceability of any Company Material Contract; (iii) the Target Companies are not in breach of or default under the terms of any Company Material Contract and, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract, and no event has occurred or not occurred through any of the Target Companies’ action or inaction or, to the Knowledge of the Company, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach of or default under the terms of any Company Material Contract, in each case, except as would not reasonably expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole.

6.13 Intellectual Property.

(a) The Company VDR sets forth all U.S. and foreign granted or issued Patents, registered Trademarks, registered Copyrights, domain name registration and filed and pending applications for the grant, issuance or registration of any Patent, Trademark, Copyright or domain name in each case for which a Target Company is the owner, applicant or assignee of record as of the date hereof (“Company Registered IP”), specifying as to each item, as applicable: (A) the title, (B) the owner of the item, (C) the jurisdictions in which the item is granted, issued or registered or in which an application for grant, issuance or registration has been filed and (D) the grant, issuance, registration or application numbers and dates. Each Target Company (i) owns, free and clear of all Liens (other than Permitted Liens) any and all Intellectual Property owned, in whole or in party by such Target Company (“Company IP”) or (ii) has valid and enforceable licenses to all other Intellectual Property that is used in and material to the conduct of such Target Company’s business as currently conducted. Except as set forth in the Company VDR, all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees (except for registration, maintenance, renewal and other official fees with respect to the Company Registered IP that become due after the date hereof), or otherwise account to any third party with respect to such Company Registered IP.

(b) To the Company’s Knowledge, no Action is pending or threatened in writing against a Target Company that challenges the validity, enforceability or ownership of, or, to the extent that any Target Company does any of the following in its business as currently conducted, such Target Company’s right to use, sell, license or sublicense, or that otherwise relates to, any material Company IP, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. In the past three (3) years, no Target Company has received any written notice or written claim asserting any material infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person as a consequence of the business activities of any Target Company as currently conducted. There are no Orders to which any Target Company is a party or is otherwise bound that restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company. No Target Company is currently infringing any Intellectual Property of any other Person in any material respect in connection with the use of any Company IP or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies as currently conducted. To the Company’s Knowledge, no third party is currently, or in the past three (3) years has been, infringing upon, misappropriating or otherwise violating any Company IP in any material respect.

(c) All officers, directors, employees and independent contractors (to the extent any such independent contractor had access to any Company IP) of a Target Company (and each of their respective Affiliates) have assigned to the Target Companies ownership of all Intellectual Property arising from the services performed for a Target Company by such Person (or such ownership vested in such Target Company by operation of Law). In the past three (3) years, no Target Company has received any written claim by any current or former officers, employees or independent contractors of a Target Company alleging any ownership interest of any such Person in any Company IP. To the Knowledge of the Company, in the past three (3) years, there has been no material violation of a Target Company’s policies or practices related to the protection of any Company IP or any confidentiality or nondisclosure Contract relating to any Company IP. Each Target Company has taken reasonable security measures designed to protect the secrecy and confidentiality of all material trade secrets, know-how and confidential information comprised in the Company IP.

(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Target Companies taken as a whole, to the Knowledge of the Company, in the past three (3) years, (i) no Person has obtained unauthorized access to third party information and data (including Personal Data) in the possession of a Target Company, nor (ii) has there been any other material compromise of the security or integrity of such information or data. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Target Companies taken as a whole, to the Knowledge of the Company, each Target Company has complied in all material respects with its own Privacy Policies, if any, each with respect to the Target Companies’ collection, processing and use of Personal Data.

(e) The consummation of any of the Transactions will not result in any acceleration of any payments by any Target Company with respect to any material Intellectual Property licensed to a Target Company under a Company IP License, except as would not reasonably expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights, except as would not reasonably expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole, under Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

6.14 Taxes and Returns.

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all applicable material U.S. federal, state, local and non-U.S. Tax Returns required to be filed by it (taking into account all available extensions), and all such Tax Returns are true, accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes being contested in good faith for which adequate reserves in the Company Financials have been established.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened in writing against a Target Company by a Governmental Authority in a jurisdiction where a Target Company does not file Tax Returns that it is or may be subject to material taxation by that jurisdiction.

(c) No Target Company is currently being audited by any Taxing Authority or has been notified in writing by any Taxing Authority that any such audit is currently contemplated or currently pending. There are no claims, assessments, audits, examinations, investigations or other Actions currently pending against a Target Company in respect of any material Tax, and no Target Company has been notified in writing of any proposed material Tax claims or assessments against it that remains unpaid (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any material Tax Return or within which to pay any material amount of Taxes shown to be due on any material Tax Return, in each case, except for any extensions not requiring the consent of a Taxing Authority.

(f) No Target Company has made any change in a material Tax accounting method (except as required by a change in Law).

(g) No Target Company has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any material amount of Taxes, nor is any such request outstanding.

(h) Notwithstanding anything to the contrary in this Agreement, this Section 6.14 contains the sole representations and warranties of the Company concerning Taxes. Notwithstanding any representation or warranty in this Agreement (including the representations and warranties set forth in this Section 6.14), no representation or warranty is being made as to the use or availability of any Tax attribute or credit of any Target Company in any taxable period (or portion thereof) beginning on the day immediately after the Closing Date.

6.15 Real Property. The Company VDR contains an accurate list of all material leases, material subleases and material occupancy agreements (collectively, the “Company Real Property Leases”). The Company has made available to Purchaser an accurate copy of each Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, the Company Real Property Leases are not subject to any financial charge, security interest, agreement for sale, option to acquire, right of pre-emption or right of first refusal.

6.16 Personal Property. Except as (a) set forth on Schedule 6.16 or (b) as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Target Companies, taken as a whole, each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than $100,000 (“Company Personal Property Leases”) are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the business of the Target Companies. The operation of a Target Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has provided to Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

6.17 Title to Assets. Except with respect to Intellectual Property (as to which certain representations and warranties are made pursuant to Section 6.13(a) and Section 6.13(b)), each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its material tangible assets and properties, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens specifically identified on the consolidated balance sheet of the Target Companies as of the Balance Sheet Date. The material tangible assets (excluding Intellectual Property) of the Target Companies constitute all of the material tangible assets that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies.

6.18 Employee Matters.

(a) Except as set forth in Schedule 6.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. No current officer of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b) Except as set forth in Schedule 6.18(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, employee classification, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 6.18(b), there are no Actions pending or, to the Knowledge of any Target Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

6.19 Benefit Plans.

(a) Set forth on Schedule 6.19(a) is a true and complete list of each material Benefit Plan of a Target Company (each, a “Company Benefit Plan”) and denotes with an asterisk each material Non-U.S. Plan. No Target Company has ever maintained or contributed to (or had an obligation to contribute to) any Benefit Plan, which is not a Foreign Plan.

(b) With respect to each material Company Benefit Plan listed on Schedule 6.19(a), the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan descriptions and summary of material modifications thereto; (iii) the most recent annual and periodic accounting of plan assets; (iv) the most recent actuarial valuation; and (v) all material communications with any Governmental Authority within the last three (3) years.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made; (v) all benefits accrued under any unfunded Company Benefit Plan has been paid, accrued, or otherwise adequately reserved in accordance with IFRS and are reflected on the Company Financials; and (vi) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto. No Target Company has incurred any obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) Except to the extent required by applicable Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(e) All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any material Liability to the Surviving Company Subsidiary or the Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities; provided that the foregoing shall not include arrangements entered into by the Target Companies in connection with the Transactions.

6.20 Environmental Matters. Except as set forth in Schedule 6.20:

(a) Each Target Company is, and in the three (3) year period immediately preceding the date of this Agreement has been, in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), except where such non-compliance would not reasonably be expected to be material to the Target Companies, taken as a whole. In the three (3) year period immediately preceding the date of this Agreement, no Action is pending or, to the Knowledge of the Company, threatened in writing to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of the Company, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits, except where such non-compliance would not reasonably be expected to be material to the Target Companies, taken as a whole.

(b) In the three (3) year period immediately preceding the date of this Agreement, no Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action or (iii) Release of a Hazardous Material, except, in each case, as would not, individually or in the aggregate, be reasonably expected to be material to the Target Companies, taken as a whole.

(c) In the three (3) year period immediately preceding the date of this Agreement, no Action has been made or is pending, or to the Knowledge of the Company, threatened in writing against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any applicable Environmental Law, except, in each case, as would not, individually or in the aggregate, be reasonably expected to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material environmental Liabilities.

(d) In the three (3) year period immediately preceding the date of this Agreement, no Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws, except, in each case, as would not, individually or in the aggregate, be reasonably expected to be material to the Target Companies, taken as a whole.

6.21 Transactions with Related Persons. Except as set forth on Schedule 6.21, there are no material contracts or Contracts between any Target Company, on the one hand, and any Affiliate of any Target Company, present officer or director of any Target Company, beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of Company Ordinary Shares constituting, as of the date of this Agreement, more than 5% of the total number of Company Ordinary Shares on a fully diluted basis, calculated on the date of this Agreement (each of the foregoing, a “Related Person”), on the other hand, other than for (a) Contracts and arrangements related or incidental to any Related Person’s employment or retention as a director or other service provider by a Target Company (including compensation, benefits and advancement or reimbursement of expenses), (b) loans to employees or other service providers of a Target Company in the ordinary course of business consistent with applicable Target Company policies and arrangements related or incidental thereto and (c) Contracts relating to a Related Person’s status as a holder of Company Ordinary Shares.

6.22 Insurance. As of the date of this Agreement, the Target Companies are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. No Target Company has any self-insurance or co-insurance programs. Each such insurance policy is legal, valid, binding, enforceable and in full force and effect. In the past three (3) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy. No Target Company has been refused any insurance coverage sought or applied for, and no Target Company has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies.

6.23 Certain Business Practices.

(a) During the past three (3) years, no Target Company, nor to the Knowledge of the Company, any of their respective Representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment.

(b) To the Knowledge of the Company, the Target Companies are currently and have been, in the past three (3) years, in material compliance with anti-money laundering laws, regulations, rules and guidelines by any Governmental Authority in any applicable jurisdiction, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has in the past three (3) years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

6.24 Renewable Energy Matters.

(a) To the Knowledge of the Company, there are no provisions in any development plan materially adversely affecting the use or development of Projects in respect of which any Target Project SPV has entered into Project Documents.

(b) No Target Project SPV has received written notice from any planning authority that the current use of any property is in material breach of planning laws, and to the knowledge of the Company, there are no circumstances outstanding which constitute a material breach of planning laws.

(c) No Target Project SPV has received written notice of any breach of any Project Document and to the Knowledge of the Company, there (i) is no material breach of any Project Document; (ii) are no grounds for termination of any Project Document; (iii) are no events which have occurred that will constitute or result in a material default of any obligation under a Project Document.

(d) To the Knowledge of the Company, no Target Project SPV has received from any counterparty to any Project Document written notice of its intention to terminate such Project Document.

(e) To the Knowledge of the Company, no Target Project SPV is in material breach of any of the Project Documents.

(f) Except for the Project Documents, there are no contracts, arrangements or licenses placing obligations or liabilities on any Target Project SPV in respect of a Project which exceeds $250,000 or equivalent.

(g) No Power Purchase Agreement has been entered into in respect of any Project.

6.25 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

6.26 Finders and Brokers. Except as set forth in the Company VDR, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from any Target Company or any of their respective Subsidiaries in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

6.27 Independent Investigation. Notwithstanding anything contained in this Agreement, the Company and its respective directors, managers, officers, employees, equityholders, partners, members and representatives, acknowledge and agree that the Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser set forth in this Agreement (including the related portions of Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither Purchaser nor any of its Representatives have made any representation or warranty as to Purchaser or this Agreement, except as expressly set forth in this Agreement.

6.28 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion in the Registration Statement will, at the date on which the Registration Statement is first mailed to the Public Shareholders or at the time of Purchaser Extraordinary General Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.29 No Other Representations. Except for the representations and warranties expressly made by the Company in this ARTICLE VI (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, no Target Company nor any other Person on its behalf makes any express representation or warranty with respect to any of the Target Companies, the Company Security Holders, the Company Ordinary Shares, the business of the Target Companies, or the Transactions or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether made by any Target Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article ARTICLE VI (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Purchaser or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to Purchaser or any of its Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Target Companies.

ARTICLE VII
COVENANTS

7.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), subject to Section 7.13, the Company shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, books and records, financial and operating data and other existing information, of or pertaining to the Target Companies, as Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Company’s Representatives to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies, including conducting any invasive or intrusive investigations; provided, further, that Purchaser and its Representatives shall not, without the prior written consent of the Company, make inquiries of Persons having business relationships with the Company (including suppliers, customers and vendors) regarding the Company or such business relationships. Notwithstanding anything to the contrary in this Agreement, no Target Company shall be required to disclose any information to Purchaser or its Representatives to the extent such disclosure would, in their reasonable determination (i) result in a loss of any attorney-client or other similar legal privilege (ii) contravene any applicable Law, (iii) contravene the confidentiality restrictions in any Contract to which the disclosing Person is a party; provided that the Target Companies shall use good faith efforts to provide access that complies with such confidentiality restriction or (iv) violate applicable Laws. Nothing in this Section 7.1 shall require any Target Company to disclose or provide access to any information which primarily relates to the negotiation of this Agreement or the transactions contemplated hereby. All information obtained pursuant to this Section 7.1 shall be subject to the Confidentiality Agreement.

(b) During the Interim Period, subject to Section  7.13, Purchaser shall give, and shall cause its Representatives to give, the Company, Pubco, Merger Sub and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser or its Subsidiaries, as the Company, Pubco, Merger Sub or their respective Representatives may reasonably request regarding Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of their respective Representatives to reasonably cooperate with the Company, Pubco, Merger Sub and their respective Representatives in their investigation; provided, however, that the Company, Pubco, Merger Sub and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser or any of its Subsidiaries. Notwithstanding the foregoing, Purchaser shall not be required to provide access to any information (i) the disclosure of which would violate any Law or (ii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

7.2 Conduct of Business of the Company.

(a) During the Interim Period, except (i) as set forth on Schedule 6.2, (ii) to the extent necessary to comply with the Company’s obligations under this Agreement or any Ancillary Document, (iii) as necessary to ensure that the Company complies with all applicable Laws, including Antitrust Laws and mandatory measures enacted by any Governmental Authority in response to the COVID-19 pandemic or (iv) with Purchaser’s consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (A) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (B) materially comply with all material applicable Laws and (C) preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice; provided that failure to take any action which is prohibited by the provisions of Section 7.2(b) shall not constitute a breach of this Section 7.2(a); provided that no action by the Company or its Subsidiaries specifically permitted as an exception to the actions which are otherwise prohibited by the provisions of Section 7.2(b) shall be deemed a breach of this Section 7.2(a).

(b) Without limiting the generality of Section 7.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents or as required by applicable Law, during the Interim Period, except (i) as set forth on Schedule 6.2, (ii) to the extent necessary to comply with the Company’s obligations under the Agreement or any Ancillary Document, (iii) as necessary to ensure that the Company or its Subsidiaries complies with applicable Law, including Antitrust Laws and mandatory measures enacted by any Governmental Authority in response to the COVID-19 pandemic or (iv) with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to:

(i) amend or otherwise change, in any material respect, its Organizational Documents, except as required by applicable Law, it being understood that routine administrative amendments (such as changes in directors or officers, changes in share capital that is otherwise permitted hereunder, and other similar amendments) are not material;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards; provided that none of (w) any issuance of equity securities so long as the relevant shares are automatically included in the calculation of the Fully-Diluted Company Ordinary Shares, (x) the exercise or settlement of any Company Options or grants of Company Options under the Company Equity Plan, (y) the conversion of any Company Convertible Securities, and (z) the sale of equity securities, or other securities, of a Target Project SPV in connection with the sale of a Project shall require the consent of Purchaser;

(iii) recapitalize or reclassify any of its shares or other equity interests or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except for the forfeiture of Company Options held by or repurchase of Company Ordinary Shares from former employees, non-employee directors and consultants in accordance with agreements as in effect on the date of this Agreement providing for the repurchase of shares in connection with any termination of service);

(iv) incur, create, assume or otherwise become liable for any Indebtedness, other than Indebtedness arising from a refinancing of the Company Convertible Loans, a Company Material Contract, or the Company Benefit Plan, in excess of $50,000,000 (individually or in the aggregate);

(v) materially increase the wages, salaries or compensation of its employees other than in the ordinary course of business consistent with past practice, or make or commit to make any significant bonus payment (whether in cash, property or securities) other than in the ordinary course of business consistent with past practice, to any employee, or materially increase other benefits of employees generally other than in the ordinary course of business consistent with past practice, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law or in the case of the renewal of group health or welfare plans, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes, file any amended material Tax Return or claim for a material Tax refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with IFRS or local GAAP;

(vii) transfer or license to any Person, permit to lapse, or fail to preserve, any material Company IP (other than in the ordinary course of business consistent with past practice);

(viii) terminate, or waive or assign any material right under, any Company Material Contract (except for assignment to a Target Company) or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force material insurance policies, or replacement or revised policies providing insurance coverage with respect to its material assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on a Target Company) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, unless such amount has been reserved in the Company Financials or is within the ordinary course of business consistent with past practice;

(xiii) effect any layoff of more than fifteen (15) employees at once at any of its facilities, except within the ordinary course of business consistent with past practice;

(xiv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof except within the ordinary course of business consistent with past practice;

(xv) make capital expenditures in excess of $500,000 (individually for any project (or set of related projects) or $2,000,000 in the aggregate), except within the ordinary course of business consistent with past practice;

(xvi) adopt a plan of complete or partial liquidation, dissolution, winding up or other reorganization (other than with respect to any dormant entities);

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of such Party;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) commit in a binding manner to do any of the foregoing actions.

For the avoidance of doubt, with respect to this Section 7.2, the Company’s “ordinary course of business” shall include the investigation, diligence, acquisition (including by way of acquisition of assets, contracts or companies), administration, development, financing and disposal of solar photovoltaic electricity projects and storage facilities, and all other activities related thereto.

7.3 Conduct of Business of Purchaser, Pubco, and Merger Sub.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (i) as expressly contemplated by this Agreement or the Ancillary Documents or (ii) as required by Law, Purchaser, Pubco, and Merger Sub shall, and shall cause their respective Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to each of Purchaser, Pubco, and Merger Sub and each of their Subsidiaries and their respective businesses, assets and employees and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 7.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with the Purchaser Memorandum and Articles and IPO Prospectus, the deadline by which it much complete its Business Combination, and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 7.3(a) and except as contemplated by this Agreement or the Ancillary Documents, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), none of Purchaser, Pubco, and Merger Sub shall, and shall cause their respective Subsidiaries not to:

(i) amend, waive or otherwise change, in any material respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, other than the issuance of Purchaser securities issuable upon conversion or exchange of their corresponding outstanding Purchaser securities in accordance with their terms;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness other than any working capital loan from the Sponsor to the Purchaser that is reasonably necessary to pay for Transaction Expenses incurred by Purchaser in accordance with this Agreement, provided that the aggregate amount of all such working capital loans shall not exceed $2,000,000;

(v) make or rescind any material election relating to Taxes, settle any Action relating to material Taxes, file any amended material Tax Return or claim for a material Tax refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) directly or indirectly increase the compensation or benefits payable, whether conditionally or otherwise, to any director or officer or adopt a new compensation or benefit arrangement;

(vii) amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser;

(viii) terminate, waive or assign any material right under any Purchaser Material Contract;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or IFRS, as applicable, and after consulting Purchaser’s, Pubco’s, or Merger Sub’s outside auditors, as applicable;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless, with respect to Purchaser, such amount has been reserved in Purchaser Financials;

(xiv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xv) make capital expenditures;

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvii) voluntarily incur any Liability or obligation, including Transaction Expenses (whether absolute, accrued, contingent or otherwise) other than the Transaction Expenses set forth in Schedule 7.3(b)(xvii);

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

7.4 Annual and Interim Financial Statements.

(a) During the Interim Period, within forty-five (45) calendar days following the end of each of the fiscal quarters ending March 31, June 30 and September 30 and within sixty (60) calendar days following the end of the fiscal year ending December 31, the Company will use its reasonable best efforts to deliver to Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from the Balance Sheet Date through the end of such quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year (the “Interim Period Financials”). From the date hereof through the Closing Date, the Company will also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

(b) The Company will use its reasonable best efforts to provide to the Purchaser the Audited Company Financials as promptly as practicable after the date of this Agreement.

7.5 Purchaser Public Filings. During the Interim Period, Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of Purchaser Public Units, Purchaser Ordinary Shares and Purchaser Public Warrants on Nasdaq; provided that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Ordinary Shares and the Pubco Public Warrants.

7.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, Merger Sub, and their respective Affiliates, a transaction (other than the Transactions) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to Purchaser and its Affiliates, a transaction (other than the Transactions) concerning a Business Combination for Purchaser.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing (including by email) of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

7.7 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material non-public information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material non-public information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material non-public information, it shall not purchase or sell any securities of Purchaser (other than to engage in the Merger in accordance with ARTICLE I), communicate such information to any third party, take any other action with respect to Purchaser in violation of such Laws, or cause or knowingly encourage any third party to do any of the foregoing.

7.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the Transactions; (d) discovers any fact or circumstance that would reasonably be expected to cause or result in any of the conditions to set forth in ARTICLE VIII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

7.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions.

(b) In furtherance and not in limitation of Section 7.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to make any required filing, notification, notice, submission or application under Antitrust Laws, as applicable, with respect to the transactions contemplated hereby. Each Party will supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.9(b) may be redacted as necessary to comply with contractual arrangements or as necessary to address attorney-client or other privilege concerns. Any disclosures or provision of copies by one party to the other pursuant to this Section 7.9(b) may be restricted to outside counsel. Any fees and expenses related to the foregoing provisions of this Section 7.9(b) shall be borne equally by the Parties.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the Transactions and shall use all commercially reasonable efforts to have such Governmental Authorities approve the Transactions. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with one another and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Transactions.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

7.10 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

7.11 The Registration Statement.

(a) As promptly as practicable after the date hereof, Purchaser and Pubco shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement and Exchange Offer Prospectus contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued under this Agreement to the holders of Purchaser Securities and the Company Security Holders pursuant to the Merger and Company Share Transfer, which Registration Statement will also contain (a) a proxy statement of Purchaser (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser shareholders for the matters to be acted upon at Purchaser Extraordinary General Meeting and providing Purchaser shareholders an opportunity in accordance with Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Class A Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on Purchaser Shareholder Approval Matters, and (b) an exchange offer prospectus of Pubco (the “Exchange Offer Prospectus” for use in connection with the Pubco Offer. Any SEC filing fee or printer expenses related to the Registration Statement shall be borne by Purchaser. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held, thirty (30) days after Registration Statement has become effective or as the Purchaser and the Company may mutually determine (the “Purchaser Extraordinary General Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Transactions, by the holders of Purchaser Ordinary Shares, as ordinary resolutions and special resolutions, as required by and in accordance with Purchaser’s Organizational Documents and IPO Prospectus, the Securities Act, The Cayman Act, the UK Act and the rules and regulations of the SEC and Nasdaq (the approvals described in the foregoing clause, the “Purchaser Shareholder Approval Matters”) and (ii) as ordinary resolutions and special resolutions, as applicable, any other proposals that are required for the consummation of the Transactions that are submitted to, and require the vote of, the Public Shareholders in the Registration Statement and agreed to by Purchaser and the Company. The board of directors of Purchaser shall not withdraw, amend, qualify or modify its unanimous recommendation to the Company Shareholders that they vote in favor of Purchaser Shareholder Approval Matters (together with any withdrawal, amendment, qualification or modification of its recommendation to the Company Shareholders described in the Recitals hereto, a “Modification in Recommendation”). Purchaser’s obligations to establish a record date for, duly call, give notice of, convene and hold the Purchaser Extraordinary General Meeting shall not be affected by any Modification in Recommendation. If, and only if, on the date for which Purchaser Extraordinary General Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Extraordinary General Meeting; provided the Purchaser Extraordinary General Meeting is held no later than three (3) Business Days prior to the Outside Date. In connection with the Registration Statement, Purchaser and Pubco will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Purchaser’s Organizational Documents, the Securities Act, the Cayman Act, the UK Act and the rules and regulations of the SEC and Nasdaq. Purchaser and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any exhibit, amendment or supplement thereto prior to filing the same with the SEC. Purchaser shall consider any such comments in good faith and shall use commercially reasonable efforts to accept all reasonable additions, deletions or changes suggested by the Company and its counsel in connection therewith. Purchaser shall not file the Registration Statement or any exhibit, amendment or supplement thereto without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed. The Company shall provide Purchaser and Pubco with such information concerning the Target Companies and their shareholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b) Purchaser and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, Purchaser Extraordinary General Meeting and the Redemption. Each of Purchaser, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and Pubco and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser and Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents; provided, however, that Purchaser shall not amend or supplement the Registration Statement without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed.

(c) Each of Purchaser and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to respond to comments from the SEC and become effective. Purchaser and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Extraordinary General Meeting and the Redemption promptly after the receipt of such comments and shall give the Company and its counsel a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and Purchaser shall consider any such comments in good faith and shall use commercially reasonable efforts to accept all reasonable additions, deletions or changes suggested by the Company and its counsel in connection therewith.

(d) As soon as practicable following the Registration Statement becoming effective, (i) Purchaser shall distribute the Proxy Statement to Purchaser’s shareholders and, pursuant thereto, shall call the Purchaser Extraordinary General Meeting in accordance with the Cayman Act and the Securities Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement, and (ii) Pubco shall distribute the Exchange Offer Prospectus to the Company Shareholders in order to commence the Pubco Offer.

(e) Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation and filing of the Registration Statement, and the distribution of the Proxy Statement, any solicitation of proxies thereunder, the calling and holding of Purchaser Extraordinary General Meeting the Redemption, the distribution of the Exchange Offer Prospectus and the Pubco Offer.

(f) If, in connection with the preparation and filing of the Registration Statement or the SEC’s review thereof, the SEC requests or requires that an opinion with respect to the U.S. federal income tax consequences of the Transactions be prepared and submitted, the Parties shall deliver to counsel customary Tax representation letters reasonably satisfactory to such counsel and to the Parties, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by such counsel in connection with the preparation and filing of such opinion.  Notwithstanding anything to the contrary in this Agreement, in the event there is any Tax opinion, comfort letter or other opinion required to be provided in connection with the Registration Statement or the SEC’s review thereof, nothing in this Agreement shall require (i) the Company or its Tax advisors to provide an opinion with respect to the Intended Tax Treatment or any other Tax consequences of the Transaction other than solely with respect to the Company Shareholders or (ii) the Purchaser or its Tax advisors to provide an opinion with respect to the Intended Tax Treatment or any other Tax consequences of the Transaction other than solely with respect to the Purchaser or the Purchaser shareholders and securityholders, in each case, other than, to the extent so requested or required by the SEC, a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income tax considerations of the Transactions included in the Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC.

7.12 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of Purchaser, Pubco and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow Purchaser, Pubco and the Company reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided that subject to this Section 7.12, the Parties and their Affiliates may make internal communications regarding this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby to their and their Affiliates’ respective directors, officers and employees without the consent of any other Party and may make public statements regarding this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby containing information or events already publicly known other than as a result of a breach of this Section 7.12.

(b) Purchaser and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. Pubco, Purchaser and the Company shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a report of foreign private issuer on Form 6-K and a shell company report on Form 20-F (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Company and Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

7.13 Confidential Information.

(a) The Company hereby agrees that during the Interim Period, and, in the event that this Agreement is terminated in accordance with ARTICLE IX, for a period of one (1) year after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company, or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE IX, for a period of one (1) year after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser to the extent legally permitted with prompt written notice of such requirement so that Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 7.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section7.13(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Representatives to, promptly deliver to Purchaser or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided that the Company and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, further that any Purchaser Confidential Information that is not returned or destroyed, including any oral Purchaser Confidential Information, shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) Purchaser hereby agrees that during the Interim Period, and, in the event that this Agreement is terminated in accordance with ARTICLE IX, for a period of one (1) year after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE IX, for a period of one (1) year after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 7.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided that Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, further that any Company Confidential Information that is not returned or destroyed, including any oral Company Confidential Information, shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

7.14 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of Merger Sub to resign, so that effective as of the Closing, Merger Sub will appoint a new board of directors pursuant to the terms of the Surviving Purchaser Subsidiary A&R Memorandum and Articles.

(b) The Parties shall take all necessary action, including causing the directors of Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of between seven (7) to nine (9) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Pubco Board. If the Post-Closing Pubco Board (i) consists of seven (7) members, then (A) two (2) persons shall be designated by Purchaser prior to the Closing upon mutual agreement with the Company’s chairman and (B) five (5) persons shall be designated by the Company prior to the Closing (the “Company Director Designees”); or (ii) consists of nine (9) members, then (A) three (3) persons shall be designated by Purchaser prior to the Closing upon mutual agreement with the Company’s chairman (such directors or the directors set forth in Section (A), the “Purchaser Director Designee”) and (B) six (6) persons shall be Company Director Designees. The Purchaser and the Company acknowledge and agree that Charles Ratelband and Per Regnarsson shall be among the initial Purchaser Director Designees.

(c) The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that Svante Kumlin can serve as the post-Closing Chief Executive Officer and President.

7.15 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Purchaser, Company, Pubco, and Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any agreement relating to the exculpation or indemnification of, or advancement of expenses to, any D&O Indemnified Person or any employment or other similar agreement between any D&O Indemnified Person and Purchaser, Company, Pubco, or Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing, Pubco shall cause the Organizational Documents of Purchaser, Pubco and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of Purchaser, Company, Pubco, and Merger Sub to the extent permitted by applicable Law. The provisions of this Section 7.15 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) At the Closing, Pubco shall, or shall cause Purchaser (at Pubco’s expense) to, subject to the approval of the Company (which approval shall not be unreasonably withheld, delayed or denied) obtain and fully pay the premium for a “tail” insurance policy naming the directors and officers of Purchaser as direct beneficiaries that provides coverage for up to a six-year period from and after the Closing for events occurring prior to the Closing (the “D&O Tail Insurance”) that is, in the aggregate, not less advantageous to such directors and officers than Purchaser’s existing policy (true, correct and complete copies of which have been heretofore made available to Purchaser or its agents or representatives), except that in no event shall Pubco be required to pay an annual premium for such policy in excess of three hundred percent (300%) of the aggregate annualized premium payable by Purchaser for its existing policy. Purchaser shall provide the Company a copy of the D&O Tail Insurance policy and premium cost at least ten (10) Business Days in advance of the Closing Date for review. If obtained, Purchaser shall maintain the D&O Tail Insurance in full force and effect, continue to honor the obligations thereunder and timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

7.16 Use of Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Pubco or Purchaser from any PIPE Financing shall first be used (i) to pay Purchaser’s accrued Transaction Expenses, (ii) to pay Purchaser’s deferred Transaction Expenses (including cash amounts payable to its underwriter and any legal fees) of the IPO, and (iii) to pay any loans owed by Purchaser to Sponsor for Transaction Expenses (including deferred Transaction Expenses), other administrative costs and expenses incurred by or on behalf of Purchaser and any premiums for the D&O Tail Insurance. Such amounts, as well as any Transaction Expenses that are required or permitted to be paid by delivery of Pubco Securities, will be paid at the Closing. Any remaining cash will be distributed to a Target Company and used for working capital and general corporate purposes.

7.17 Nasdaq Capital Market Listing. Purchaser, the Company and Pubco shall use their respective reasonable best efforts to cause, as promptly as practicable after the date of this Agreement, but in no event later than the Closing Date; (a) Pubco’s initial listing application with the Nasdaq Capital Market in connection with the Transactions to have been approved; (b) Pubco to satisfy all applicable initial and continuing listing requirements of the Nasdaq Capital Market; and (c) the Pubco Ordinary Shares to have been approved for listing on the Nasdaq Capital Market, subject to official notice of issuance.

7.18 PIPE Financing. During the Interim Period, each of Purchaser, Pubco and the Company will use their reasonable efforts to minimize the amount of funds in the Trust Account that are redeemed by Public Shareholders in the Redemption. Without limiting anything to the contrary contained herein, during the Interim Period, Pubco and Purchaser shall use their commercially reasonable efforts to enter into and consummate the Subscription Agreements with PIPE Investors relating to a PIPE Financing. Pubco, Purchaser, and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Financing and use their respective commercially reasonable efforts to cause such PIPE Financing to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser). None of Purchaser, Pubco, or the Company shall enter into any PIPE Financing arrangement without the consent of the others, such consent not to be unreasonably withheld.

7.19 Company Re-registration. Promptly after the date of this Agreement, the Company shall use its best efforts and take all necessary actions required to complete the Company Re-registration.

7.20 Pubco Name Change. In connection with the adoption of the Pubco A&R Memorandum and Articles, Pubco shall change its name from “ClimateRock Holdings Limited” to “E.E.W. Eco Energy World,” or such other name as mutually agreed by the parties.

ARTICLE VIII
CLOSING CONDITIONS

8.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and Purchaser of the following conditions:

(a) Required Purchaser Shareholder Approval. Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of Purchaser at Purchaser Extraordinary General Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of Purchaser at Purchaser Extraordinary General Meeting in accordance with Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Shareholder Approval”).

(b) Antitrust Laws. Any waiting period (and any extension thereof) prescribed by the Antitrust Laws of the relevant jurisdiction and applicable to the consummation of this Agreement shall have expired or been terminated.

(c) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions.

(d) Net Tangible Assets Test. Purchaser shall have not received valid redemption requests (that have not subsequently been withdrawn) that would require it to redeem Purchaser Class A Ordinary Shares in an amount that would cause Purchaser not to have, at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(e) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending.

(f) Nasdaq Listing. Upon the Closing, Pubco’s initial listing application with the Nasdaq Capital Market in connection with the Closing shall have been approved and, immediately following the Closing, Pubco shall satisfy any applicable initial and continuing listing requirements of the Nasdaq Capital Market. In addition, Pubco shall not have received any notice of non-compliance therewith, and the Pubco Ordinary Shares, shall have been approved for listing on the Nasdaq Capital Market.

(g) Unconditionality. The Pubco Offer shall have been declared wholly unconditional.

8.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 8.1, the obligations of the Company to consummate the Company Share Transfer and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties (x) of Purchaser contained in Section 4.1 (Organization and Standing), Section 4.2 (Authorization and Binding Agreement), Section 4.5 (Capitalization), Section 4.18 (Finders and Brokers), and Section 4.21 (Trust Account) and (y) of Pubco and Merger Sub contained in Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.5 (Ownership) and Section 5.9 (Finders and Brokers), in each case, shall be true and correct in all material respects (without giving any effect to any limitation as to “materiality,” “in all material respects” or “Material Adverse Effect” or any similar limitation set forth therein), in each case as of the Closing as if made anew at and as of such time (except, in each case, to the extent any such representation and warranty expressly relates to an earlier date, and in such case, such representation and warranty shall be true and correct in such manner as of such earlier date).

(ii) The representations and warranties of Purchaser contained in Section 6.8 (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement.

(iii) Each of the representations and warranties of Purchaser, Pubco, and Merger Sub contained in ARTICLE IV and ARTICLE V of this Agreement other than the representations and warranties of Purchaser described in Section 8.2(a)(i) and Section 8.2(a)(ii), shall be true and correct (without giving any effect to any limitation as to “materiality,” “in all material respects” or “Material Adverse Effect” or any similar limitation set forth therein but giving effect to the use of the defined term “Purchaser Material Contract”) as of the Closing as if made anew at and as of such time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, such representations and warranties shall be true and correct on and as of such earlier date), except, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. Purchaser shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Purchaser since the date of this Agreement which is continuing and uncured.

(d) Minimum Cash Condition. Upon the Closing, the Purchaser shall have cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion of the Redemption and the payment of Purchaser’s and the Company’s Transaction Expenses) and taking into account the proceeds from any PIPE Financing, of at least Forty Million U.S. Dollars ($40,000,000).

(e) Officer Certificate. Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Purchaser in such capacity, certifying as to the conditions specified in Sections 8.2(a), 8.2(b), 8.2(c) and 8.2(d).

8.3 Conditions to Obligations of Purchaser. In addition to the conditions specified in Section 8.1, the obligations of Purchaser to consummate the Transactions are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties (x) of the Company contained in Section 6.1 (Organization and Standing), Section 6.2 (Authorization; Binding Agreement), Sections 6.3(a) and (b) (Capitalization) and Section 6.26 (Finders and Brokers) (collectively, the “Fundamental Representations”) in each case, shall be true and correct in all material respects (without giving any effect to any limitation as to “materiality,” “in all material respects” or “Material Adverse Effect” or any similar limitation set forth therein), in each case as of the Closing as if made anew at and as of such time (except, in each case, to the extent any such representation and warranty expressly relates to an earlier date, and in such case, such representation and warranty shall be true and correct in such manner as of such earlier date).

(ii) The representations and warranties of the Company contained in Section 6.8(a) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement.

(iii) Each of the representations of the Company contained in ARTICLE VI of this Agreement other than the representations and warranties of the Company described in Section 8.3(a)(i) and Section 8.3(a)(ii), shall be true and correct (without giving any effect to any limitation as to “materiality,” “in all material respects” or “Material Adverse Effect” or any similar limitation set forth therein but giving effect to the use of the defined term “Company Material Contract”) as of the Closing as if made anew at and as of such time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, such representations and warranties shall be true and correct on and as of such earlier date), except, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing and uncured.

(d) Officer Certificate. Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c).

(e) Secretary Certificates.

(i) Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by the Secretary of the Company in such capacity, certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date, (B) the requisite resolutions of its board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is or is required to be a party or bound, and the consummation of the Transactions, (C) evidence that the Company Shareholder has consented to the Transactions, and (D) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(ii) The Company shall have received a certificate from Purchaser dated as the Closing Date, signed by the Secretary of Purchaser in such capacity, certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date, (B) the requisite resolutions of its board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is or is required to be a party or bound, and the consummation of the Merger, the Company Share Transfer, and the other transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Shareholder Approval has been obtained and (D) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which Purchaser is or is required to be a party or otherwise bound.

(f) Re-registration. The Company shall have delivered to Purchaser a certified copy of the certificate of incorporation on re-registration of the Company issued by the United Kingdom Registrar of Companies pursuant to Section 101 of the UK Act following completion of the Company Re-registration.

(g) Takeover Panel. The Company shall have confirmed to Purchaser in writing that it has informed The Panel on Takeovers and Mergers in the United Kingdom (the “Takeover Panel”) of completion of the Company Re-registration.

8.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this ARTICLE VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Shareholder) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE IX
TERMINATION AND EXPENSES

9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of Purchaser and the Company;

(b) by written notice by Purchaser or the Company if any of the conditions to the Closing set forth in ARTICLE VIII have not been satisfied or waived by the earlier of September 30, 2023, and the then applicable deadline for Purchaser to complete its initial business combination in accordance with its Organizational Documents (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 9.1(a) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Pubco or Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a primary cause of, or primarily resulted in, such Order or action by such Governmental Authority;

(d) by written notice by the Company to Purchaser, if (i) there has been a material breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Purchaser or (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e) by written notice by Purchaser to the Company, if (i) there has been a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time Purchaser is in material uncured breach of this Agreement;

(f) by written notice by Purchaser to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement which is uncured for at least ten (10) Business Days after written notice of such Material Adverse Effect is provided by Purchaser to the Company; or

(g) by written notice by either Purchaser or the Company to the other, if Purchaser Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s shareholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(g) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a primary cause of, or primarily resulted in, the failure to obtain the Required Purchaser Shareholder Approval.

9.2  Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and no further effect, and there shall be no Liability on the part of any Party or any of their respective Representatives whatsoever, and all rights and obligations of each Party shall cease, except: Sections 7.12, 7.13, 9.3, 10.1, ARTICLE XII and this Section 9.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any Willful Breach of any covenant under this Agreement or any Fraud claim with respect to any representation or warranty under this Agreement, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 10.1). Without limiting the foregoing, and except as provided in this Section 9.2 and Section 9.3 (but subject to Section 10.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.7), no party shall be entitled to seek monetary damages prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions.

9.3 Fees and Transaction Expenses. Unless otherwise expressly provided herein, all Transaction Expenses shall be paid by the Party incurring such expenses. Notwithstanding the foregoing, all SEC filing fees or printer expenses related to the Registration Statement and any fees relating to antitrust filings shall be borne by Purchaser.

ARTICLE X
WAIVER

10.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if Purchaser fails to consummate a Business Combination within twelve (12) months after the closing of the IPO, subject to extension, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom to Purchaser’s shareholders, or make any claim against the Trust Account (including any distributions therefrom to Purchaser’s shareholders), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company or any of its respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Trust Account Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Trust Account Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom to Purchaser’s shareholders) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom to Purchaser’s shareholders) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or any of its respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, the Company hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom to Purchaser’s shareholders) or any amounts contained therein. In the event that the Company or any of its respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom to Purchaser’s shareholders) or the Public Shareholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company and its respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 10.1 shall survive termination of this Agreement for any reason and continue indefinitely.

ARTICLE XI
MISCELLANEOUS

11.1 Survival. Representations and warranties of the Parties contained in this Agreement or in any certificate, or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company and Purchaser and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

11.2 Notices. Except as otherwise expressly provided herein, any notice, consent, waiver and other communication hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail, with confirmation of receipt, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser at or prior to the Closing, to: ClimateRock 50 Sloane Avenue London, SW3 3DD United Kingdom Attn: Per Regnarsson Telephone No.: +44 203 954 0590 Email: Info@climate-rock.com with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Barry I. Grossman
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

If to the Company, to: E.E.W. Eco Energy World Limited 13 Hanover Square London W1S 1HN Attn: Mr. Svante Kumlin, CEO Telephone No.: [***] Email: [***]

with a copy (which will not constitute notice) to:

Seward & Kissel LLP
One Battery Park Plaza

New York, NY 10004, USA
Attn: Keith Billotti

Facsimile No.: (212) 480-8421
Telephone No.: (212) 574-1274

Email: billotti@sewkis.com

If to Pubco or Merger Sub prior to the Closing, to:

ClimateRock Holdings Limited
50 Sloane Avenue

London, SW3 3DD

United Kingdom

Attn: Per Regnarsson

Telephone No.: +44 203 954 0590

Email: Info@climate-rock.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Barry I. Grossman
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

If to Pubco, Purchaser or the Company after the Closing, to: E.E.W. Eco Energy World 13 Hanover Square London W1S 1HN Attn: Mr. Svante Kumlin, CEO Telephone No.: [***] Email: [***]

with a copy (which will not constitute notice) to:

Seward & Kissel LLP
One Battery Park Plaza

New York, NY 10004, USA
Attn: Keith Billotti

Facsimile No.: (212) 480-8421
Telephone No.: (212) 574-1274

Email: billotti@sewkis.com

11.3 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser, Pubco and the Company and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.4 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 7.15, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

11.5 Governing Law; Jurisdiction. This Agreement, and any claim, action, suit, investigation or proceeding of any kind whatsoever, including any counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, including statutes of limitations, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement, any Ancillary Document or the negotiations, execution or performance of this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby, shall be construed in accordance with and governed by the Laws of the State of Delaware, except that the Laws of England and Wales, and the Laws of Cayman Islands solely to the extent required thereby, shall apply to the Pubco Offer, Company Share Transfer, and the Merger, respectively, in each case without giving effect to the conflict of laws principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply. Any claim, action, suit, investigation or proceeding of any kind whatsoever, including any counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby brought by any other party or its successors or assigns shall be brought and determined only in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court. Each Party hereto hereby (a) irrevocably consents and submits to the exclusive jurisdiction of any specified court for itself and with respect to its property, generally and unconditionally, in any such claim, action, suit, proceeding or investigation, (b) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (c) agrees that all claims in respect of the claim, action, suit, proceeding or investigation shall be heard and determined only in any such court and (d) agrees not to bring any claim, action, suit, proceeding or investigation arising out of and relating to this Agreement or the transactions contemplated hereby in any other court. Each Party hereto agrees not to commence any claim, action, suit, proceeding or investigation relating thereto except in the courts described above in the State of Delaware, other than the actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the State of Delaware as described herein, and no Party shall file a motion to dismiss any action filed in the State of Delaware consistent with this Section 11.5, on any jurisdiction or venue-related grounds, including the doctrine of forum non conveniens. Each Party hereto irrevocably agrees that venue would be proper in the courts of Delaware described above, and hereby irrevocably waives any objection that any such court is an improper or inconvenient forum for the resolution of any Action. Nothing herein shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any claim, Action, suit, investigation or proceeding brought pursuant to this Section 11.5.

11.6 WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY CLAIM, ACTION, SUIT, INVESTIGATION OR PROCEEDING OF ANY KIND OR NATURE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ANCILLARY DOCUMENT CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL OR EQUITABLE THEORY. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, ACTION, SUIT, INVESTIGATION OR PROCEEDING WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF SUCH PARTY’S RIGHT TO TRIAL BY JURY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

11.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser, Pubco and the Company.

11.10 Waiver. Purchaser on behalf of itself and its Affiliates and the Company on behalf of itself and its Affiliates may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

11.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein, including the Original Business Combination Agreement. This Agreement supersedes the Original Business Combination Agreement in its entirety, and upon the effectiveness of this Agreement, the Original Business Combination Agreement shall no longer have any force or effect.

11.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS, as the context requires; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or shareholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to Purchaser its shareholders under the Cayman Act or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information.

11.13 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.14 Legal Representation. The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented Purchaser and Sponsor in connection with this Agreement, and has also represented Purchaser and its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco, and Merger Sub, who are or have the right to be represented by independent counsel in connection with the Transactions, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, Merger Sub, Purchaser, the Company, or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of Sponsor, Purchaser or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Sponsor shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by Pubco or Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

ARTICLE XII
DEFINITIONS

12.1 Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any subpoena (including any formal request for information), inquiry, hearing, proceeding, controversy, or investigation, by or before any Governmental Authority.

“Adjusted Closing Exchange Consideration” means an amount equal to the sum of (i) the Closing Exchange Consideration, plus (ii) the aggregate amount of the exercise prices for all Company Ordinary Shares under In-the-Money Vested Company Options in accordance with their terms (and assuming no cashless exercise) plus (iii) the aggregate proceeds actually received by the Company following the date hereof and prior to the Closing for issuance of equity securities permitted by clause (w) in the proviso of Section 7.2(b)(ii).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, U.N. SDG Support, LLC shall be deemed to be an Affiliate of Purchaser prior to the Closing.

“Ancillary Documents” means the Holder Support Agreement, the New Registration Rights Agreement, the Subscription Agreements, the Confidentiality Agreement, the Pubco A&R Memorandum and Articles, Plan of Merger and other documents to be filed with the Registrar of Companies of the Cayman Islands in respect of the Merger, the Pubco Offer Documents, the Surviving Purchaser Subsidiary A&R Memorandum and Articles, and each other agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York or Cayman Islands are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York and Cayman Islands are generally open for use by customers on such day.

“Cayman Act” means the Companies Act of the Cayman Islands (Revised), as amended.

“Closing Exchange Consideration” means an aggregate value equal to Five Hundred Million U.S. Dollars ($500,000,000).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Loans” means the loans evidenced by that certain convertible loan agreement by and between Company and Anatino Properties Limited dated July 9, 2021, as amended from time to time, including on January 3 2022, July 15 2022 and November 30 2022, for a total principal of €10.5 million, bearing 10% interest and with a 25% redemption premium.

“Company Convertible Securities” means, collectively, any Company Options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company Equity Plan” means the E.E.W. Eco Energy World Plc 2021 Share Option Plan.

“Company IP License” means any license, sub-license and other agreements or permissions, under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property of a third party, excluding (a) licenses for Open Source Materials, (b) “shrink wrap,” “click wrap,” and “off the shelf” Software licenses and (c) any other agreements relating to any Software or to the provision of Software-enabled services that is/are commercially available to the public generally with license, maintenance, support and other fees of less than $500,000 per year.

“Company Options” means, collectively, all outstanding options to purchase Company Ordinary Shares, whether or not exercisable and whether or not vested, immediately prior to the Effective Time under the Company Equity Plan or otherwise.

“Company Ordinary Shares” shall mean the ordinary shares in issue, par value €0.05 per share, of the Company as of the date of this Agreement.

“Company Re-registration” means the re-registration of the Company as a private company limited by shares, the steps to effect which shall include, but not be limited to (i) preparing a circular to be sent to the shareholders of the Company in respect of the proposed re-registration of the Company as a private company limited by shares, which shall include all information required and / or recommended by the Takeover Panel, (ii) passing a special resolution by the requisite majority of the Company’s shareholders at a properly convened general meeting of the Company to (A) re-register the Company as a private company limited by shares, (B) change the name of the Company to “E.E.W. Eco Energy World Limited” (or such other name as the Company shall nominate) and (C) adopt new articles of association of the Company, (iii) execute and file Form RR02 (Application by a public company for re-registration as a private limited company) with the United Kingdom Registrar of Companies, together with all necessary enclosures and (iv) the Company taking any steps (in its sole and absolute discretion) to address any application by any shareholder(s) of the Company pursuant to section 98 of the UK Act to cancel the special resolution effecting the re-registration of the Company as a private company limited by shares.

“Company Securities” means, collectively, the Company Ordinary Shares and any other Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Shareholders” means, collectively, the holders of Company Ordinary Shares.

“Company Shareholder Acceptance” means the form of acceptance agreement to be used by shareholders to evidence such Company Shareholder’s acceptance of the Pubco Offer.

“Company VDR” means the electronic data room hosted at www.ecoenergyworld.app.box.com, accessible as of 8:00PM, New York Time on October 5, 2022, containing copies of documents and other information relating to the Company made available to Purchaser, a copy of the contents of which is contained on a USB, delivered by the Company to Purchaser on the date of this Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of May 5, 2022 between Purchaser and the Company.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto), excluding (a) any Benefit Plan or Company Benefit Plan, (b) licenses for Open Source Materials, (c) “shrink wrap,” “click wrap,” and “off the shelf” Software licenses and (d) any other agreements relating to any Software or to the provision of Software-enabled services that is/are commercially available to the public generally with license, maintenance, support and other fees of less than $500,000 per year.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1151 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 111 et seq., Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. (to the extent it relates to exposure to hazardous substances), the Asbestos Hazard Emergency Response Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Oil Pollution Act of 1990 and analogous state acts.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of April 27, 2022, by and among Purchaser, Sponsor and the other “Investors” named therein.

“Fraud” means with respect to any Party, means an actual and intentional fraud by such Party of the representations and warranties set forth in ARTICLE IV, ARTICLE V, or ARTICLE VI as applicable, or any certificate delivered hereunder, with the intent that another Party rely on such representations and warranties, coupled with such other Party’s detrimental reliance on such representations and warranties under circumstances that constitute common law fraud under the Laws of the State of Delaware. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, constructive fraud, unfair dealings fraud, or any torts based on negligence or recklessness.

“Fully-Diluted Company Ordinary Shares” means the total number of issued and outstanding Company Ordinary Shares immediately prior to the Effective Time, plus (i) the number of Company Ordinary Shares into which the issued and outstanding In-the-Money Vested Company Options are exercisable as of the Effective Time, plus, (ii) without duplication of clause (i), the additional number of Company Ordinary Shares into which the issued and outstanding In-the-Money Company Options will be exercisable if vested prior to December 31, 2023, (iii) the number of Company Ordinary Shares into which the Company Convertible Securities issued pursuant to the Company Convertible Loans are converted as of the Effective Time, and (iv) the number of shares issued pursuant to clause (w) in the proviso of Section 7.2(b)(ii).

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Grid Connection Agreement” means for a Project, any transmission or distribution connection agreement with the applicable transmission or distribution network operator relating to the provision of grid transmission or distribution services relating to that Project.

“Grid Connection Application” means for a Project, any application submitted to procure a Grid Connection Offer for that Project.

“Grid Connection Documents” means for a Project, the Grid Connection Application (if any), the Grid Connection Offer (if any) and the Grid Connection Agreement (if any) (or any one or combination of them, as the context requires) relating to that Project.

“Grid Connection Offer” means for a Project, a contestable and non-contestable offer or non-contestable offer only (as applicable) for electricity connection works relating to that Project from the applicable transmission or distribution network operator to the Project (or other Target Project SPV as applicable) named on the Grid Connection Application for that Project, as varied, supplemented or novated from time to time.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP or IFRS (as applicable based on the accounting principles used by the applicable Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of banker’s acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intangible rights recognized as protectable intellectual property under the Laws of any country.

“Internet Assets” means any and all domain name registrations, web sites and related rights and documentation related thereto.

“In-the-Money Company Option” means a Company Option with an exercise price less than the Per Share Price.

“In-the-Money Vested Company Option” means a vested In-the-Money Company Option.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated April 27, 2022, and filed with the SEC on April 29, 2022 (File Nos. 333-263542).

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the Persons listed on Schedule 1.1(a), after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or IFRS (as applicable based on the accounting principles used by the applicable Person) or other applicable accounting standards), including Tax liabilities due and Transaction Expenses.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Lost Certificate Indemnity” means a letter executed by way of deed by a holder of Company Ordinary Shares informing the Company of a lost share certificate, confirming ownership and title to the Company Ordinary Shares represented by such share certificate, and agreeing irrevocably to indemnify the Company in respect of any loss arising as a result of such lost share certificate, in form and substance reasonably acceptable to the Company and Purchaser.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, or financial condition of such Person and its Subsidiaries, taken as a whole or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Transactions or to perform its obligations hereunder or under any Ancillary Documents to which it is a party or bound; provided, however, that any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business (including with respect to or as a result of any material worsening of the ongoing COVID-19 pandemic); (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate (including with respect to or as a result of any material worsening of the ongoing COVID-19 pandemic); (iii) changes in GAAP or IFRS (as applicable based on the accounting principles used by the applicable Person) or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) changes or proposed changes in any Law or other binding directives issued by any Governmental Authority; (vii) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority; and (viii) with respect to Purchaser, the consummation and effects of the Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur solely to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Purchaser, the amount of the Redemption or the failure to obtain the Required Purchaser Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Purchaser.

“Merger Sub Ordinary Shares” means the ordinary shares, par value $0.01 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Capital Market.

“Non-U.S. Plan” means any Company Benefit Plan maintained, sponsored or contributed to (or required to be contributed to) by a Target Company for the benefit of employees or terminated employees primarily working or engaged in a jurisdiction other than the United States, other than any agreement, arrangement, plan, policy or program maintained by or required to be maintained by a Governmental Authority.

“Open Source Materials” means Software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms—including (a) the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), Server Side Public License (SSPL), Redis Source Available License Agreement, European Union Public License (EUPL), BSD licenses, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License, any “sharealike” Creative Commons licenses (such as CC-BY-SA 4.0), (b) any license that includes the Commons Clause and (c) any license that is approved by, or substantially similar to a license approved by, the Open Source Initiative (www.opensource.org/licenses).

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict or judicial award that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are granted or issued on any such applications and whether or not any such applications are amended, modified, withdrawn or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Price” means an amount equal to (i) the Adjusted Closing Exchange Consideration, divided by (ii) the Fully-Diluted Company Ordinary Shares.

“Permits” means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications or registrations of any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established (in the case of Purchaser, in accordance with GAAP) with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means any data or information that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Power Purchase Agreement” means a contract for difference or power purchase agreement to be entered into in respect of a Project between a Target Project SPV or any Affiliate thereof and: (i) a licensed supplier, off-taker or trading service provider; or (ii) a major domestic or international corporation, in each case, in respect of the physical or virtual sale and purchase of the renewable electrical output and/or renewable energy guarantees of origin generated by that Project and/or such other products or environmental attributes associated with the electrical output of that Project.

“Privacy Laws” means all applicable Laws relating to privacy and protection of Personal Data, including the General Data Protection Regulation, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); the Health Information Technology for Economic and Clinical Health Act, the California Consumer Privacy Act, the Privacy Act 1988 (Commonwealth of Australia) and the Privacy and Data Protection Act 2014 (Victoria, Australia), in each case to the extent applicable to a Target Company.

“Privacy Policies” means all written policies and notices published from time to time by a Target Company, regarding the processing or security of Personal Data.

“Project Documents” means for each Project, the Property Agreements (if any) and the Grid Connection Documents (if any).

“Projects” means those solar photovoltaic projects being developed by the Target Companies, as are described in the Company VDR.

“Property” means for a Project, the property or site on which that Project is planned to be constructed and operated

“Property Agreements” means for a Project, any agreement, exclusivity agreement, option, license, lease or heads of terms or letter of intent (if any) entered into by any Target Project SPV in relation to the Property for that Project.

“Pubco Memorandum and Articles of Association” means the Memorandum and Articles of Association of Pubco.

“Pubco Offer Documents” means the Exchange Offer Prospectus and the Company Shareholder Acceptance.

“Pubco Ordinary Shares” means the ordinary shares of Pubco par value $0.0001 per share.

“Pubco Private Warrant” means one whole warrant entitling the holder thereof to purchase one Pubco Ordinary Share at a purchase price of $11.50 per full share.

“Pubco Public Warrant” means one whole warrant entitling the holder thereof to purchase one Pubco Ordinary Share at a purchase price of $11.50 per full share.

“Pubco Securities” means the Pubco Ordinary Shares, and the Pubco Warrants, collectively.

“Pubco Warrants” means the Pubco Private Warrants and Pubco Public Warrants, collectively.

“Purchaser Class A Ordinary Shares” means the Class A ordinary share, par value $0.0001 per share, of Purchaser.

“Purchaser Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Purchaser.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company or any of its respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Purchaser or its Representatives to the Company or any of its respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information.

“Purchaser Memorandum and Articles” means the amended and restated memorandum and articles of association of Purchaser, as amended and in effect under the Cayman Act; provided that references herein to the Purchaser Memorandum and Articles for periods after the Merger includes the Surviving Purchaser Subsidiary A&R Memorandum and Articles.

“Purchaser Ordinary Shares” means Purchaser Class A Ordinary Shares and Purchaser Class B Ordinary Shares, collectively.

“Purchaser Preference Shares” means the preference shares, par value $0.0001 per share, of Purchaser.

“Purchaser Private Warrant” means one private placement warrant that was issued to Sponsor at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) Purchaser Class A Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Public Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) Purchaser Class A Ordinary Share, one (1) right that entitles the holder thereof to receive one-tenth (1/10) of one Purchaser Class A Ordinary Share, and one-half of one redeemable Purchaser Public Warrant.

“Purchaser Public Warrant” means one (1) warrant that was issued at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) Purchaser Class A Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Right” means one right that was included as part of each Purchaser Public Unit entitling the holder thereof to receive one-tenth (1/10th) of a Purchaser Class A Ordinary Share upon the consummation by Purchaser of its Business Combination.

“Purchaser Securities” means Purchaser Public Units, Purchaser Ordinary Shares, Purchaser Preference Shares, Purchaser Rights, and Purchaser Warrants, collectively.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Redemption Price” means an amount equal to price at which each Purchaser Class A Ordinary Share is redeemed or converted pursuant to the Redemption (as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the Closing).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means U.N. SDG Support, LLC, a Delaware limited liability company, in its capacity as sponsor of Purchaser.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Companies” means, collectively, the Company and its direct and indirect Subsidiaries.

“Target Project SPV” means each Target Company which acts as a special purpose vehicle for a Project.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect U.S. federal, state, local, non-U.S. and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and (b) any liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law.

“Taxing Authority” shall mean any U.S. federal, state, provincial, municipal, local or non-U.S., authority, service, body or official competent to assess, collect or impose a liability for Taxes.

“Trade Secrets” means (a) any trade secrets, (b) confidential business information, and (c) concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions and improvements that are subject to trade secret protection, know-how protection or protection of confidential information under the Laws of any jurisdiction.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transaction Expenses” means, with regard to a Party, all fees and expenses of any of such Party incurred or payable as of the Closing and not paid prior to the Closing (i) (x) in the case of the Company, in connection with the consummation of the transactions contemplated hereby, and (y) in the case of the Purchaser, Pubco, or Merger Sub in connection with the consummation of the transactions contemplated hereby, the Purchaser’s initial public offering or their respective operations, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of such Party, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Target Company at or after the Closing pursuant to any agreement to which any Target Company is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, and (iii) any sales, use, real property transfer, stamp, stock transfer, documentary, excise, recording, registration, value-added or other similar transfer Taxes imposed on Purchaser, Pubco, Merger Sub or any Target Company or otherwise imposed in connection with the Transactions.

“Transactions” shall mean the transactions contemplated by or pursuant to this Agreement or the Ancillary Documents, including the Merger and Company Share Transfer.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of April 27, 2022, as it may be amended, by and between Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“UK Act” means the Companies Act 2006 (c 46), as amended.

“Willful Breach” means an intentional and willful breach, or an intentional and willful failure to perform, in each case that is the consequence of an act or omission by a Party with the knowledge that the taking of such act or failure to take such act would cause an actual breach of this Agreement.

12.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Acquisition Proposal	7.6(a)
Agreement	Preamble
Alternative Transaction	7.6(a)
Antitrust Laws	7.9(b)
Audited Company Financials	6.7(a)
Balance Sheet Date	6.7(a)
Business Combination	10.1
CFO	2.7(b)
Closing	3.1
Closing Date	3.1
Closing Filing	7.12(b)
Closing Press Release	7.12(b)
Company	Preamble
Company Benefit Plan	6.19(a)
Company Certificates	2.5(a)
Company Disclosure Schedules	Article VI
Company Financials	6.7(a)
Company IP	6.13(a)
Company Material Contract	6.12(a)
Company Ordinary Shares	6.3(a)
Company Permits	6.10
Company Real Property Leases	6.15
Company Registered IP	6.13(a)
Company Share Transfer	Recital E
Company Ordinary Shares	6.3(a)
D&O Indemnified Persons	7.15(a)
D&O Tail Insurance	7.15(b)
DGCL	1.1
Earnout Milestone	2.7(a)
Earnout Period	2.7(a)
Earnout Shares	2.7(a)
Earnout Statement	2.7(b)
Effective Time	1.2
Enforceability Exceptions	4.2
Environmental Permits	6.20(a)
Expenses	9.3
Exchange Offer Prospectus	7.11(a)
Federal Securities Laws	7.7
Fundamental Representations	8.3(a)

Interim Period	7.1
Interim Period Financials	7.4(b)
Letter of Transmittal	2.5(a)
Merger	Recital E
Merger Sub	Preamble
OFAC	4.19(c)
Original Business Combination Agreement	Recital F
Outside Date	9.1(a)
Party(ies)	Preamble
PIPE Financing	Recital I
PIPE Investor	Recital I
PIPE Shares	Recital I
Plan of Merger	1.2
Post-Closing Pubco Board	7.14(a)
Proxy Statement	7.11(a)
Pubco	Preamble
Pubco A&R Memorandum and Articles	Recital L
Pubco Offer	Recital E
Pubco Option	2.3
Public Certifications	4.6(a)
Public Shareholders	10.1
Purchaser	Preamble
Purchaser Certificate of Merger	1.2
Purchaser Disclosure Schedules	Article IV
Purchaser Extraordinary General Meeting	7.11(a)
Purchaser Financials	4.6(c)
Purchaser Material Contract	4.14(a)
Purchaser Shareholder Approval Matters	7.11(a)
Redemption	2.1
Registrar	2.5(a)
Registration Statement	7.11(a)
Related Person	7.11(a)
Required Purchaser Shareholder Approval	8.1(a)
SEC Reports	4.6(a)
Signing Filing	7.12(b)
Signing Press Release	7.12(b)
Subscription Agreements	Recital I
Surviving Company Subsidiary	2.1
Takeover Panel	8.3(g)
Top Customers	1.1
Transmittal Documents	2.5(b)
Trust Account Released Claims	10.1
UK Takeover Code	6.29
Unconditional Date	Recital J
Holder Support Agreement	Recital H

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party hereto has caused this Amended and Restated Business Combination Agreement to be signed and delivered as of the date first written above.

Purchaser:

CLIMATEROCK

By:
Name:
Title:

Pubco:

CLIMATEROCK HOLDINGS LIMITED

By:
Name:
Title:

Merger Sub:

CLIMATEROCK MERGER SUB LIMITED

By:
Name:
Title:

The Company:

E.E.W. ECO ENERGY WORLD LIMITED

By:
Name:
Title

Signature Page to Amended and Restated Business Combination Agreement